Exhibit 10.21

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of April 30, 2020 (this “Agreement”), is entered into by and among (i) MLH NE Pennsylvania, LLC, a Delaware limited liability company (“Buyer”), (ii) Mission Pennsylvania II, LLC, a Pennsylvania limited liability company (the “Company”), (iii) Linchpin Investors, LLC, a Delaware limited liability company (the “RE Seller”) and 326 Bear Creek Commons LLC, a Delaware limited liability company (the “RE Company”), and (iv) 4Front Ventures Corp., a corporation amalgamated under the laws of the Province of British Columbia (“Seller Parent”), Mission Mercury, LLC, a Delaware limited liability company (“Mission Mercury”) and PL Pennsylvania Dispensary, LLC, a Pennsylvania limited liability company (“PL PA” and together with Mission Mercury and the RE Seller, the “Sellers” and each, a “Seller”). The Seller Parent and the Sellers are sometimes referred to herein as the “Seller Parties.” The Buyer, the Company, the RE Company and the Seller Parties are sometimes referred to herein as the “Parties,” and each, a “Party.”

Recitals

WHEREAS, Mission Mercury and PL PA collectively own 100% of the issued and outstanding membership interests of the Company (the “Company Membership Interests”);

WHEREAS, the RE Seller owns 100% of the issued and outstanding membership interests of RE Company (the “RE Membership Interests” and together with the Company Membership Interests, the “Membership Interests”);

WHEREAS, on or about the date hereof, certain Affiliates of the Seller Parties are entering into an agreement (the “Maryland Acquisition Agreement”) with Affiliates of Buyer pursuant to which such Affiliates of Buyer will acquire certain assets related to licensed cannabis businesses in the State of Maryland (the “Maryland Acquisition”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Sellers have determined to sell, and Buyer desires to purchase from the Sellers, the Membership Interests, all as more specifically provided herein.

NOW, THEREFORE, intending to be legally bound, in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Agreement

1.Definitions. For purposes of this Agreement, the capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed to such terms in Exhibit A attached hereto, which defined terms are incorporated herein by reference.

2.	Sale and Purchase of Membership Interests.

2.1.Sale and Purchase. Subject to and upon the terms and conditions contained in this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from the Sellers, good and marketable title to the Membership Interests at the Closing, free and clear of all Encumbrances.

2.2.Purchase Price. The aggregate consideration to be paid by the Buyer to the Sellers for the Membership Interests shall be $10,550,000.00 in cash (the “Purchase Price”), such Purchase Price subject to adjustment as set forth in this Agreement. The Purchase Price, as adjusted pursuant to the terms of this Agreement, shall be allocated to the Sellers in accordance with the allocation schedule attached hereto as Exhibit B (the “Allocation Schedule”). The Purchase Price, as adjusted pursuant to the terms of this Agreement, shall be paid to the Sellers in accordance with the Proportionate Share set forth in the Allocation Schedule. Each of the Sellers irrevocably consents to the allocation of the Purchase Price, as adjusted pursuant to the terms of this Agreement, in accordance with the Proportionate Share for such Seller set forth in the Allocation Schedule, notwithstanding anything to the contrary contained in the Company’s and the RE Company’s governing documents.

2.3.	Escrow. On the date hereof, the Buyer shall cause an amount equal to

$10,550,000.00 in cash (the “Escrow Amount”) to be delivered to the Escrow Agent pursuant to the terms of the Escrow Agreement. Pursuant to the terms of the Escrow Agreement, the Escrow Amount shall be used to fund the payment of the Purchase Price, as adjusted pursuant to the terms of this Agreement, at the Closing following the satisfaction of each of the closing conditions set forth in Section 6. The Buyer and the Sellers agree to split the fees of the Escrow Agent 50-50.

2.4.Closing Transactions. At the Closing, Buyer and Sellers shall cause the Escrow Agent to: (i) deliver to Sellers the Estimated Closing Date Payment by wire transfer of immediately available funds to the accounts designated in the Closing Report; and (ii) pay, on behalf of the Company or Sellers, the following amounts: (A) Debt of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Closing Report; and (B) any Transaction Costs unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Report. At the Closing, each Seller shall deliver to Buyer: (i) an assignment of such Seller’s Membership Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment”), duly executed by such Seller; and (ii) the agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 6. At the Closing, Buyer shall deliver to the Sellers: (i) the agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6 and (ii) to the extent that the Escrow Amount is insufficient to deliver the Estimated Closing Date Payment to Sellers pursuant to the first sentence of this Section 2.4, an amount equal to such shortfall by wire transfer of immediately available funds to the accounts designated in the Closing Report.

2.5.	Working Capital Adjustment.

(a)Closing Adjustment. At the Closing, the Purchase Price shall be adjusted in the following manner: (A) either (1) an increase by the amount, if any, by which the Estimated Net Working Capital (as determined in accordance with this Section 2.5) is greater than the Target Net Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital (in either case, the “Estimated

Adjustment Amount”); (B) a decrease by the outstanding Debt of the Company as of the close of business on the Closing Date; and (C) a decrease by the amount of unpaid Transaction Costs as of the close of business on the Closing Date. The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.” At least one (1) Business Day prior to the Closing Date, Sellers shall prepare in good faith and deliver to the Buyer a report (the “Closing Report”) setting forth (1) an estimated balance sheet of the Company as of the Closing Date (without giving effect to the consummation of the transactions contemplated hereby), including the Sellers’ good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”),

(2) the Sellers’ good faith estimate of the Debt of the Company and Transaction Costs and each of the components thereof, and (3) based upon the foregoing, a calculation of the Closing Date Payment based thereon (the “Estimated Closing Date Payment”), including Sellers’ good faith estimate of the portion of the Estimated Closing Date Payment payable to each Seller in accordance with the Allocation Schedule. The preparation of the Closing Report and the calculation of the components thereof shall be prepared in accordance with the policies and procedures used in calculating the sample calculation of Net Working Capital as set forth on Schedule 2.5(a), and shall (i) be signed by the Sellers and shall certify that the components of the Closing Report and the calculations therein were prepared in good faith based on the books and records of the Company, and (ii) include reasonably detailed supporting documents for the calculation of the components of the Closing Report.

(b)Closing Statement. Within thirty (30) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers a statement (the “Closing Statement”) including the balance sheet of the Company as of the Closing Date (without giving effect to the consummation of the transactions contemplated hereby) and calculating in reasonable detail each of the Net Working Capital, Debt of the Company, Transaction Costs and each of the components thereof, and its calculation of the Closing Date Payment (the “Final Closing Date Payment”). The Buyer shall promptly provide the Sellers reasonable access, at reasonable times following prior notice, to all relevant documents and information reasonably requested by the Sellers in connection with, and reasonably necessary to conduct, its review of the Closing Statement (including all components thereof); provided, that the Buyer may withhold or redact portions of information that is subject to attorney-client privilege. If the Buyer does not deliver a Closing Statement to the Sellers within such thirty (30) day period, the Closing Report, including the calculations set forth therein, shall be deemed to be the “Final Closing Statement” and the Estimated Closing Date Payment set forth therein, the Final Closing Date Payment.

(c)If the Sellers have any disputes with respect to the amounts shown on the Closing Statement, the Sellers shall deliver to the Buyer within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth the Sellers’ basis for such dispute(s) in reasonable detail. The Buyer and the Sellers shall use good faith efforts to resolve any dispute involving any matter set forth in the Dispute Notice. If the Sellers do not deliver a Dispute Notice to the Buyer within such thirty (30) day period, the Closing Statement, including the calculations set forth therein, prepared and delivered by the Buyer shall be deemed to be the Final Closing Statement and the Closing Date Payment set forth therein, the Final Closing Date Payment. The Buyer and the Sellers shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after the Sellers have given the Dispute Notice. If the Buyer and the Sellers resolve such differences, the Closing Statement agreed to by the Buyer and the Sellers shall be deemed to be the Final Closing Statement. If the Buyer and the Sellers do not reach a final resolution on the Closing Statement within such thirty (30) day period, then either the Buyer or the Sellers may refer the dispute to the Neutral Accountant to resolve any remaining differences, pursuant to an engagement agreement, containing customary terms consistent with this Section 2.5, among the Buyer and the Sellers and the Neutral Accountant (which the Buyer and the Sellers agree to execute promptly). The Neutral Accountant shall only decide the specific items with respect to the amounts shown on the Closing Statement under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement, and the recalculation, if any, of the amounts therein in light of such resolution, and shall not award an amount more favorable to the Buyer than the corresponding amounts claimed by the Buyer in the Closing Statement, or more favorable to the Sellers than the corresponding amounts claimed by the Sellers in the Dispute Notice. The Buyer and the Sellers shall use commercially reasonable efforts to cause the Neutral Accountant to provide a written determination of its resolution of the Disputed Items within twenty (20) days after the engagement of the Neutral Accountant. The Buyer and the Sellers shall reasonably cooperate with the Neutral Accountant in its efforts to resolve the Disputed Items described in the Dispute Notice and the recalculation, if any, of the amounts therein in light of such resolution. The Neutral Accountant’s determination shall be based solely on written submissions of the Buyer and the Sellers (i.e., not on independent review) and on the definitions and other terms included herein. The Closing Statement and the Closing Date Payment determined by the Neutral Accountant shall be deemed to be the Final Closing Statement and Final Closing Date Payment, respectively. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error. The fees and expenses of the Neutral Accountant for services rendered pursuant to this Section 2.5 shall be borne by the Buyer and the Sellers in inverse proportion as they may prevail on the matters resolved by the Neutral Accountant, which proportional allocations shall also be determined by the Neutral Accountant at the time the determination of the Neutral Accountant is rendered on the matters submitted. Nothing in this Section 2.5 shall be construed to authorize or permit the Neutral Accountant to determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Buyer and the Sellers regarding the determination of the Final Closing Statement.

(d)The “Final Adjustment Amount” (which, for the avoidance of doubt, may be a positive or negative number) shall be equal to (i) the Final Closing Date Payment (as set forth on the Final Closing Statement) minus (ii) the Estimated Closing Date Payment (as set forth on the Closing Report). No later than five (5) Business Days after the Final Closing Date Payment is determined:

(i)if the Final Closing Date Payment is greater than the Estimated Closing Date Payment, the Buyer shall pay, in cash by wire transfer of immediately available funds, such Final Adjustment Amount to the Sellers in accordance with their Proportionate Share as set forth on the Allocation Schedule; or

(ii)if the Estimated Closing Date Payment is greater than the Final Closing Date Payment, each of the Seller Parties, jointly and severally, shall pay, in cash by wire transfer of immediately available funds, such Final Adjustment Amount to the Buyer.

All payments made pursuant to this Section 2.5 shall be treated by the Parties as a post-Closing adjustment to the Purchase Price.

2.6.Closing. The closing of the sale and purchase of the Membership Interests (the “Closing”) shall take place via electronic exchange of signature pages, as promptly as practicable, but in no event later than the second (2nd) business day following the satisfaction or waiver of each of the conditions set forth in Section 6 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as the Buyer and the Sellers may agree in writing. The date on which the Closing occurs is the “Closing Date.” Immediately following the Closing, the Buyer shall amend and restate the operating agreements of the Company and RE Company in form and substance reasonably acceptable to the Buyer.

2.7.Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable in respect of the Membership Interests or any other payments contemplated by this Agreement such amount, if any, as set forth on a schedule provided by Buyer to the Sellers not later than two days prior to Closing and reasonably agreed to by the Sellers, and to collect any necessary Tax forms for avoiding such withholding, including IRS Form W-9, or any similar information, from the Sellers and any other recipient of any payment hereunder. To the extent that amounts are so withheld (or caused to be withheld), such withheld amounts shall be treated for all purposes as having been paid to Sellers or such other recipient, as applicable, in respect of which such deduction and withholding was made.

3.Representations and Warranties of the Seller Parties. Except as set forth in the Schedules to this Agreement delivered by the Seller Parties on the date of this Agreement and attached hereto, the Seller Parties, jointly and severally, hereby represent and warrant to the Buyer as of the date hereof, and at and as of the Closing Date, as follows:

3.1.Organization. Each of the Company and PL PA is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and each of Mission Mercury and the RE Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company, the RE Company and the Sellers has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on its business as currently conducted. Each of the Company, the RE Company and the Sellers is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect on the Company or the RE Company, as applicable. Neither the Company nor the RE Company has any subsidiaries or holds any equity securities of any other Person.

3.2.Enforceability. This Agreement and each other agreement or instrument executed and delivered by any Seller Party at the Closing (collectively, the “Seller Party Closing Documents”) has been duly authorized by all requisite action on the part of such Seller Party. This Agreement constitutes, and the Seller Party Closing Documents will constitute as of the Closing, the legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

3.3.No Violation, Consents. The execution and delivery of this Agreement and each Seller Party Closing Document by the Seller Parties, and the performance of their obligations hereunder and thereunder does not and will not (a) violate or conflict with any provision of the organizational documents of the Company and the RE Company, (b) violate, or conflict with, or result in a material breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Contract to which a Seller Party is a party or by which a Seller Party is bound, (c) violate or conflict with any Legal Requirement to which the Company, the RE Company or any of their properties or assets are subject or (d) result in any Encumbrance on any assets of the Company or the RE Company. Without limiting the foregoing, none of the Seller Parties have granted any right to any third party which would conflict with the conveyance of the Membership Interests to Buyer. No Seller Party is required to give any notice to or obtain any Consent from any Person in connection with the Seller Parties’ execution and delivery of this Agreement or any of the Seller Party Closing Documents, or the consummation or performance of the transactions contemplated hereby or thereby.

3.4.Capitalization. The Sellers collectively own 100% of the Membership Interests and, except as set forth on Schedule 3.4, no other Person has ever held any equity interest in the Company and the RE Company. The Membership Interests were duly authorized, validly issued, and are fully paid and non-assessable. There are no securities outstanding which are convertible into, exchangeable for, or carrying the right to acquire, equity interests (or securities convertible into or exchangeable for equity interests) of the Company or the RE Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company or the RE Company to issue, transfer or dispose of any of its equity interests or any ownership interest therein and there are no pre-emptive rights in respect of any securities of the Company or the RE Company. There are no outstanding obligations of the Company or the RE Company to repurchase, redeem or otherwise acquire any equity interests.

3.5.Title. Each Seller is the lawful owner of, and has good and marketable title to, the Membership Interests set forth opposite such Seller’s name in the Allocation Schedule, free and clear of all Encumbrances. None of the Sellers have granted a currently effective power of attorney or proxy to any person with respect to all or any part of the Membership Interests. There are no outstanding options, warrants or other similar rights in respect of the Membership Interests and, except as set forth in this Agreement, none of the Seller Parties is a party to or bound by any agreement, undertaking or commitment to, directly or indirectly, sell, exchange or transfer the Membership Interests. Following the Closing, Buyer will own 100% of the outstanding membership interests of the Company and RE Company, free and clear of all Encumbrances.

3.6.RE Company. The RE Company was formed solely for the purpose of holding the real property (the “Wilkes Barre Property”) conveyed to RE Seller by Bear Creek

Commons, L.P. by that certain Special Warranty Deed dated August 21, 2019 and recorded in the Recorder of Deeds Office of Luzerne County, Pennsylvania as Instrument Number 201946741 in Deed Book 3019, Page 153891. Except as set forth on Schedule 3.6, RE Company: (i) holds no cash or assets (and has never held any cash or assets) other than the Wilkes Barre Property, (ii) has no (and has never had any) Liabilities or Debt, (iii) has no (and has never had any) employees, consultants, independent contractors or service providers, (iv) has no (and has never had any) business or operations other than owning the Wilkes Barre Property, (v) is not (and has never been) a party to any Contracts.

3.7.Legal Proceedings. There is no pending or, to the Knowledge of the Seller Parties, threatened Proceeding by or against any Seller Party (i) in which the Company or RE Company is or is threatened to be made a party; (ii) that relates to or may affect the Business or any of the Membership Interests; or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. There are no Judgments currently outstanding involving or related to the Company or RE Company (or any of their managers, officers or members in their capacities as such) or affecting the Business or any of the Company’s or RE Company’s assets. Schedule 3.7 describes any such Proceeding arising, alleged or commenced by or against the Company or RE Company or settled or otherwise finally resolved by the parties thereto since the Company’s and RE Company’s formation. The Company has not received notice of, nor, to the Knowledge of the Seller Parties, is there, any pending or threatened investigation or regulatory action by any Governmental Body involving any product currently or previously sold by the Company.

3.8.	Compliance With Legal Requirements; Governmental Authorizations.

(a)Each of the Company and RE Company is in material compliance with all Legal Requirements applicable to it. Neither the Company nor RE Company has received any written or oral notice from a Governmental Body that alleges that it is not in compliance with any Legal Requirement, and neither the Company nor RE Company has been subject to any adverse inspection, finding, investigation, penalty assessment, suspension, revocation, audit or other compliance or enforcement action. Except as set forth on Schedule 3.8, (A) the Company has not received any written or oral notice from any Governmental Body having jurisdiction over its operations, activities, locations, or facilities, of (I) any deficiencies or violations of, or (II) any remedial or corrective actions required in connection with, any Company Permit or their renewal, and (B) no action is being or, to the Knowledge of the Seller Parties, has been threatened or contemplated which (I) could reasonably be expected to result in the issuance of any notice referenced in the preceding clause (A) or (II) could prevent or impair the operations and activities engaged in pursuant to such Company Permits.

(b)The Company has all Governmental Authorizations and Licenses reasonably necessary for the conduct of the Business (the “Company Permits”), which are listed on Schedule 3.8(b). All conditions of or restrictions on the Company Permits that may materially affect the ability of the Company to conduct its current Business or contemplated business, whether or not embodied in such Company Permit, have been disclosed to the Buyer. All of the Company Permits are valid and in full force and effect, and the Company is not in breach or default in any material respect under any Company Permit or any renewal thereof. Any and all applications for renewals of the Licenses necessary for the conduct of their business activities involving the Company have been timely made. No notices have been received by and no claims have been pursued and/or filed or threatened to be pursued and/or filed against the Company alleging a material violation of any Company Permit and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, termination, lapse or limitation of any Company Permit (including any License). Each Seller Party hereby covenants that it shall promptly notify the Buyer of any such notice hereafter given and/or of any such action hereafter threatened or contemplated. All fees and charges with respect to the Company Permits due through the date hereof have been paid in full and will be paid in full through the Closing. Schedule 3.8(b) includes, where provided by the Governmental Body: (i) the operations, activities, locations and/or facilities authorized, covered by, or subject to such Licenses; (ii) the issuer of such License; and (iii) the expiration or renewal date for such License. Except as set forth on Schedule 3.8(b), all of the Company Permits are in full force and effect, all of the Company Permits are owned solely by the Company, free and clear of all Encumbrances, and the Company is in compliance with the Company Permits and all Legal Requirements in all material respects. All conditions of or restrictions on such Company Permits that may materially affect the ability to perform any cannabis related activity authorized by Pennsylvania law, whether or not embodied in the Company Permits, have been disclosed to representatives of Buyer.

(c)Based on a review of the Pennsylvania Department of Health, Office of Medical Marijuana webpage, and to the best of the Sellers’ Knowledge, the Company’s Licensed Providers have all Licenses necessary for the conduct of their business activities involving the Company. Schedule 3.8(c) sets forth, with respect to each Licensed Provider, that nature and date of any agreements or arrangements between the Company and Licensed Providers. The Company has not received any written notice from any Governmental Body having jurisdiction over its Licensed Providers’ operations, activities, locations, or facilities, of (I) any deficiencies or violations of, or (II) any remedial or corrective actions required in connection with any License held by a Licensed Provider or their renewal, and (B) to the Seller Parties’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any License held by a Licensed Provider necessary for its cannabis or cannabis-related activities and operations involving the Company.

(d)None of the Seller Parties has, nor, to the Knowledge of the Seller Parties have any employees, agents or other representatives of the Company on behalf of the Company, directly or indirectly, made or authorized any payment, contribution or gift of money, property or services, in contravention of applicable Legal Requirement, (1) as a kickback or bribe to any Person or (2) to any political organization, regulator or the holder of or any candidate for any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company.

(e)Without limiting the foregoing and with the exception of immaterial deficiencies that have previously been remedied in the ordinary course (none of which resulted in any individual fine or sanctions equal to or greater than $500 or a temporary suspension of the Business for more than 24 hours), the Company and its employees have complied and are in compliance in all material respects with all federal, state and local laws, rules, regulations and requirements for the operation of the Business to which it is subject, as well as the laws, rules and regulations of any other governmental or quasi-governmental authority, agency, or entity having jurisdiction with respect thereto, except with respect to federal laws regarding the manufacture, possession, sale or distribution of cannabis.

(f)The Company’s activities pursuant to or in connection with the Licenses and to the extent required by Applicable Law: (i) are intended to prevent the distribution of marijuana to minors; (ii) are intended to prevent revenue from the sale of marijuana from going to criminal enterprises, gangs, and cartels; (iii) are intended to prevent the diversion of marijuana from states where it is legal under state law in some form to other states; (iv) are intended to prevent state-authorized marijuana activity from being used as a cover or pretext for trafficking of other illegal drugs or other illegal activity.

(g)To the Seller Parties’ Knowledge (a) each of the Company and RE Company has all necessary permits under any applicable Environmental Law for the operation of its business and is in compliance with such permits and otherwise is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Seller Parties’ Knowledge, threatened release, of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or RE Company;

(c) there have been no Hazardous Substances generated by the Company or RE Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; (d) neither Company nor RE Company has received any written communication alleging that it is in violation of, or may have Liability under, any Environmental Law or written request by any Governmental Authority for information pursuant to any Environmental Law; and (e) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or RE Company, except for the accumulation of hazardous waste in compliance with Environmental Laws. Each of the Company and RE Company has made available to the Buyer true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. None of the Seller Parties have received any written notice regarding any actual or alleged violation of or material liability under Environmental Laws.

3.9.Brokers or Finders. Except as set forth on Schedule 3.9, no Seller Party has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Membership Interests or the transactions contemplated hereby.

3.10.Absence of Certain Changes. Except for transactions specifically contemplated in this Agreement, since the Interim Balance Sheet Date, each of the Company and RE Company has conducted the Business in the ordinary course of business and consistent with past practice and there has not been, and no event has occurred or circumstances exist that would reasonably be excepted to have, any Material Adverse Effect.

3.11.Books and Records. All the books of account and other Records of the Company and RE Company (including, without limitation, manager and member resolutions, minutes and written consents) have been made available to the Buyer.

3.12.	Property.

(a)Owned Property. The RE Company has good, clear, record and marketable title to all Owned Real Property, free and clear of all liens, liabilities, Encumbrances and title exceptions or claims other than (i) liens for taxes not yet due and payable, (ii) zoning laws, and (iii) utility easements and other of-record easements that will not impair or prohibit the use of the Owned Real Property as a retail dispensary for cannabis and cannabis-related products. The RE Company has not granted any lease, license or other agreement granting to any Person any right to use or occupancy of the Owned Real Property or any portion thereof. All Tangible Personal Property used in the Business is in the possession of the Company.

(b)Leased Property. With respect to the property and assets that the Company leases (including, without limitation, real property that the Company leases, subleases, licenses or otherwise uses or occupies (collectively, the “Leased Real Property,” and together with the Owned Real Property, the “Company Real Property”)), (i) the Company is in material compliance with all agreements related to such property and assets, (ii) the Company holds a valid leasehold interest free of any Encumbrances, other than those of the lessors of such property or assets and (iii) such property and assets are in good operating condition and repair (subject to normal wear and tear). No Person other than the Company has any right to use or occupy the Leased Real Property or any portion thereof. The Company has made available to the Buyer true and correct copies of all leases with respect to the Leased Real Property. The Company has made available to the Buyer or its advisors true, correct and complete copies of all Contracts relating to any rights in the Leased Real Property. To the Seller Parties’ Knowledge, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or, to the Seller Parties’ Knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the Seller Parties’ Knowledge, any other party thereto.

(c)The Company Real Property is suitable for the conduct of the Business. The Closing will not affect the continued use and possession of the Company Real Property by the Company. Neither the operation of the Business on the Company Real Property nor such Company Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. To the Knowledge of the Seller Parties, there is no existing, pending or threatened (i)

condemnation proceedings affecting the Company Real Property, (ii) zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Business on the Company Real Property, or (iii) special assessments or public improvements that may result in special assessments against or otherwise affect the Company Real Property. Neither the whole nor any material portion of the Company Real Property has been damaged or destroyed by fire or other casualty. To the Knowledge of the Seller Parties, there are no structural, latent or hidden, defects in the buildings and other structures that are part of the Company Real Property, and there are no restrictive covenants, easements or other written agreements with respect to the Company Real Property, in either case that would materially affect the ability of the Company to operate the Business on the Company Real Property. There are no contractual or legal restrictions that preclude or restrict the ability to use any Company Real Property for the current use thereof and the Seller Parties have received no notice or communication of any violation of an Applicable Law with respect to the Company Real Property. All parcels of Company Real Property are adequately maintained and are in good operating condition and repair for the requirements of the Business as currently conducted.

(d)All of the improvements upon any of the Owned Real Property (collectively, the “Improvements”) have been constructed and installed in accordance with applicable codes, laws, ordinances, rules, regulations, permits and approvals and have been completed in a professional and workmanlike manner and are in good operating condition and repair. All of the heating, ventilation and air conditioning systems, plumbing, fire protection, security and other mechanical and electrical systems of the Improvements have been constructed and installed in accordance with applicable codes, laws, ordinances, rules, regulations, permits and approvals, have been completed in a professional and workmanlike manner and are in good operating condition and repair. There are no latent defects in any of the Improvements, and the structural components, foundations, roofs, walls and fixtures are in good operating condition and repair, and the roofs, foundations and structural components are free from leaks, and the Improvements are free from termite and other infestation. There are no defects or inadequacies in the Owned Real Property that might adversely affect the insurability of the same or that might cause an increase in the insurance premiums.

(e)	If the Owned Real Property is part of a condominium association,

(i)the master deed, declaration of trust, or any other applicable documents governing the condominium (collectively, the “Condominium Documents”), do not prohibit or otherwise materially interfere with the Business, (ii) there are no present violations of the Condominium Documents by the Company, RE Company or any other party that is a party to the Condominium Documents, (iii) there are no pending or unpaid special assessments, and (iv) the Company and RE Company has provided all Condominium Documents, as amended, for Buyer’s review.

3.13.Title To Assets; Sufficiency. The Company owns good and marketable title to, or a valid lease or license, as applicable, to all of its assets free and clear of all Encumbrances. The furniture, machinery, equipment, vehicles, goods and other items of Tangible Personal Property of the Company are structurally sound, are in satisfactory operating condition and repair, and are adequate for the uses to which they are currently being put, and none of such furniture, machinery, equipment, vehicles, goods and other items of Tangible Personal Property of the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the Company are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business. The RE Company owns no assets other than the Owned Real Property.

3.14.Inventory. All finished goods inventories, raw material inventories, all work in process, supplies and spare parts inventories owned by the Company, wherever located (the “Inventory”), whether or not reflected in the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business and consistent with past practice, except for obsolete, damaged, defective or slow-moving or other items required to be removed from inventory under Applicable Law, each of which have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Company free and clear of all Encumbrances, and no Inventory is held on a consignment basis.

3.15.Financial Statements. Complete copies of the financial statements of the Company consisting of (a) the unaudited monthly balance sheets of the Company for 2019 and the related statements of income, for each month of 2019 and (b) the unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of March 31, 2020 (“Interim Balance Sheet Date”) and the related monthly statements of income January, February and March, 2020 (collectively, the “Financial Statements”) have been made available to the Buyer and are attached hereto as Schedule

3.15.The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the dates they were prepared and the results of the operations of the Company for the periods indicated.

3.16.Undisclosed Liabilities. The Company does not have any indebtedness or other Liabilities except for (a) Liabilities specifically reflected on, and fully reserved against in, the Interim Balance Sheet and (b) Liabilities which have arisen since the Interim Balance Sheet Date in the ordinary course of business and which are, in nature and amount, consistent with those incurred historically and are not material to the Company, individually or in the aggregate.

3.17.Debt. The Company has disclosed to the Buyer all of the Company’s Debt and the RE Company’s Debt incurred prior to the Closing, all of which is set forth on Schedule

3.17 and shall be repaid, discharged or otherwise satisfied at or prior to the Closing. Neither the Company nor the RE Company is a guarantor for any Liability of any other Person.

3.18.	Taxes.

(a)Each income and other material Tax Return of, or that includes, the Company and/or the RE Company has been timely filed, taking into account any valid extensions of time to file such Tax Returns. All such Tax Returns were true, correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. All Taxes owed by or with respect to the Company and the RE Company (whether or not shown on any Tax Return) have been timely paid or are being contested in good faith through appropriate proceedings. Since the Interim Balance Sheet Date, no Taxes have been incurred by or with respect to the Company or the RE Company other than Taxes resulting from their respective operations in the ordinary course of business consistent with past practice. No penalty, interest or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax.

(b)Each of the Company and the RE Company (i) has withheld from all payments to employees, customers, independent contractors, creditors, members and any other applicable payees proper and accurate amounts for all taxable periods in material compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws, (ii) has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, and (iii) has furnished or been furnished properly completed exemption certificates for all exempt transactions and has maintained records of such exemption certificates in material compliance with all applicable Legal Requirements.

(c)No audit, examination or other proceeding of any nature by a Governmental Body with respect to which the Company, the RE Company or any other Seller Party received notice in writing is presently in progress with respect to any material Tax of (or attributable to), or Tax Return of (or that includes), the Company or the RE Company. Neither the Company, the RE Company, any other Seller Party, nor any member, manager, director or officer of the Company, the RE Company or any other Seller Party has received (i) notice in writing of commencement of an audit, examination or other proceeding of any nature by a Governmental Body with respect to any Tax of (or attributable to), or Tax Return of (or that includes), the Company or the RE Company, as applicable, (ii) a request in writing for information related to any Tax matters of or attributable to the Company or the RE Company, as applicable, or (iii) the written assessment (or written proposed assessment) of any additional Taxes against or with respect to the Company or the RE Company, as applicable, for any period, nor does any Seller Party have any reason to expect any such items to be forthcoming. The Seller Parties have delivered to the Buyer correct and complete copies of all Tax Returns filed by the Company and the RE Company, examination reports and statements of deficiencies assessed against or with respect to, or agreed to, by each of the Company and the RE Company or that relate to any tax year or other Tax period for which the applicable limitations period has not expired.

(d)There are no liens for Taxes upon the assets of the Company or the RE Company, other than liens for Taxes not yet due and payable.

(e)There are no outstanding agreements or waivers (by operation of law or otherwise) extending the statutory period of limitations applicable to any Tax or Tax Return of the Company or RE Company for any period that will not lapse before the Closing Date.

(f)Neither the Company nor the RE Company is a party to any Tax allocation or Tax sharing agreement (including any Tax indemnity arrangement) pursuant to which it would have any obligation to make payments after the Closing. Neither the Company nor the RE Company (i) has made any payments; (ii) is obligated to make any payments; and (iii) is a party to any agreement that could obligate it to make any payments that will not be deductible (in whole or in part) under Sections 162, 280G or 404 of the Code.

(g)Neither the Company nor the RE Company owns an interest in any “controlled foreign corporation” (as  defined  in Section  957  of the Code), “passive foreign investment company” (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company or RE Company, as applicable.

(h)From the date of its formation through November 9, 2018, the Company was classified as either a partnership or a disregarded entity for federal income tax purposes and in each state where it does business or is required to file Tax Returns, and was not classified as a publicly traded partnership as that term is defined in Section 7704 of the Code. From November 10, 2018, the Company has been classified as an association taxable as a “C” corporation for federal income tax purposes and in each state where it does business or is required to file Tax Returns. The Company is a member of a consolidated group within the meaning of Treasury Regulation Section 1.1502-1(h) and is not the common parent of such group.

(i)The RE Company is, and from the date of its formation has been, classified as either a partnership or a disregarded entity for federal income tax purposes and in each state where it does business or is required to file Tax Returns. No election has been made (on IRS Form 8832 or any other form, or on any comparable state or local tax form) to classify the RE Company as an association taxable as a corporation or any other form of entity other than a partnership or disregarded entity for federal and state income tax purposes. The RE Company is not, and has never been, a publicly traded partnership as that term is defined in Section 7704 of the Code.

(j)The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period (or other applicable period) ending on the Closing Date.

(k)Neither the Company nor the RE Company will be required to include any item of income, or exclude any deduction, in the computation of taxable income (including any Company or RE Company item that may be included in the computation of the taxable income of Buyer or any of its Affiliates) for any Tax period or portion thereof ending after the Closing Date as a result of any installment sale or open transaction disposition made prior to the Closing, any prepaid amount received prior to the Closing, any nonrecognition transaction consummated prior to the Closing, or any other transaction reflecting economic income that arose prior to the Closing.

(l)Neither the Company nor the RE Company has engaged or participated in any “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder (or any comparable state, local or foreign law).

3.19.	Employees; Employee Benefit Plans.

(a)The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants and independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(b)The employment of each employee of the Company is terminable at the will of the Company, and upon termination of the employment of any such employees, no severance or other payments or benefits will become due. The Company does not have any policy, practice, plan or program of paying severance pay or benefits or any form of severance compensation in connection with the termination of employment or services.

(c)Schedule 3.19(c) lists each material employment, bonus, profit sharing, or other employee benefit plan, agreement, policy or arrangement maintained or contributed to, or required to be contributed to, by the Company for the benefit of any officer, employee, former employee, consultant, independent contractor or other service provider of the Company (collectively referred to herein as the “Employee Plans”). With respect to each Employee Plan, the Company has made available to the Buyer, as applicable, the plan document and summary plan description, the most recent determination or opinion letter from the Internal Revenue Service, the most recent annual report (Form 5500 with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements which implement such plan.

(d)The Company has made all payments and contributions to or with respect to the Employee Plans on a timely basis as required by the terms of each such Employee Plan and any applicable Legal Requirement. The Company has paid and will continue to pay all applicable premiums for any insurance contract which funds an Employee Plan for coverage provided through the Closing. The requirements of COBRA have been met in all material respects with respect to each Employee Plan that is subject to COBRA.

(e)The Company has maintained and administered all of its Employee Plans in compliance with their terms in all material respects and such plans comply in form and operation in all material respects with all applicable provisions of ERISA, the Code and state laws. No action, suit, proceeding, hearing or investigation with respect to any Employee Plan is pending or, to the Knowledge of Sellers, threatened.

(f)None of the Company nor any of its affiliates (hereafter referred to as an “ERISA Affiliate”) that together with the Company are deemed a “single employer” within the meaning of Section 4001(a)(14) of ERISA, currently maintains any Employee Plan that is subject to Title IV of ERISA, and has not previously maintained any such Employee Plan that has resulted in any liability or potential liability to the Company or its ERISA Affiliates under said Title IV.

(g)Neither the Company nor an ERISA Affiliate maintains, maintained or contributed to within the past five (5) years, any multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA. Neither the Company nor an ERISA Affiliate currently has any liability to make withdrawal liability payments to any multiemployer plan.

(h)The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Plan.

(i)CIGNA Plan. The existing employee benefit welfare plan pursuant to which Seller Parent or one of its Affiliates provides health insurance coverage to the employees of the Company through CIGNA Health and Life Insurance Company (the “Current Plan”) shall, to the extent requested by the Buyer, continue to cover all employees of the Company who remain employed following the Closing pursuant to the terms of the Transition Services Agreement. The Current Plan’s terms and conditions permit such continued coverage of all such employees pursuant to the terms of the Transition Services Agreement.

3.20.	Labor and Employment Matters.

(a)Schedule 3.20(a) contains a true, complete and correct list of each employee of the Company as of the date hereof, including each such employee’s name, hire date and job title, principal work location, current annual salary or hourly rate of pay (whichever is applicable), along with such employee’s 2019 bonus and total commissions, accrued but unpaid bonuses or commissions, any amounts of compensation forfeited or cancelled, part-time, full-time or temporary or leased status, exempt/non-exempt status, status as a W-2 employee or as a K-1 partner, accrued unused vacation, sick-time or paid-time off (hours and dollar equivalents), leave of absence status (including FMLA and disability), citizenship status (and visa status for non- United States citizens working for the Company along with dates of issuance and expiration of such visa or other similar permit), and service credited for purposes of vesting and eligibility to participate under the Employee Plans, if applicable. Each employee may be terminated at will by his or her employer without penalty or any continuing obligations, including severance, except for any accrued benefits under the Employee Plans or any statutory obligations to former employees. All of the employees are at least 21 years of age or older none of the employees have committed a felony or other crime of the type that would prohibit the Company from employing such employee under Applicable Law. The Company has on file a valid Form I-9 for each of its employees.

(b)Except as set forth on Schedule 3.20(b), the Company has no independent contractors.

(c)The Company is not, and has never been, a signatory to or otherwise bound by any collective bargaining agreement, union contract, memorandum or letter of understanding, project labor agreement or similar agreement with any trade union, labor organization or group. The Company does not have a duty to bargain with any labor organization, and there is no pending demand for recognition or demand from a labor organization for representative status with respect to any individual employed by the Company. There are no strikes, disputes, controversies, slowdowns, stoppages, boycotts or pickets in progress, pending or, to the Seller Parties’ Knowledge, threatened against or affecting the Company.

(d)The Company is not liable for any arrears of wages, compensation, penalties, or other sums for failure to timely pay its employees. There are no Proceedings against the Company pending or, to the Seller Parties’ Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment or termination of any current or former applicant, employee, consultant or independent contractor of any Company. All persons classified as non-employees, all persons classified as W-2 employees and all individuals classified as exempt from overtime requirements are and, for the past five (5) years, have been at all times properly classified as such.

(e)The Company is in compliance with its obligations pursuant to the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq. (as amended from time to time, “WARN” and, collectively with any similar state or local law, the “WARN Acts”) and all other notification obligations arising under any statute or otherwise, in each case to the extent affecting, in whole or in part, any site of employment, facility, operating unit or employee of the Company. The Company has never been engaged in any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger any WARN Act obligation. No former employees of the Company have suffered an “employment loss” (as defined in WARN) in the ninety (90) days prior to the date hereof.

(f)Except in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no allegations of sexual harassment have been made against (A) any officer, director or manager of the Company or (B) any employee of the Company who, directly or indirectly, supervises at least eight (8) other employees of the Company, and (ii) the Company has not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by an employee, contractor, manager, officer or other representative.

(g)The Company has previously delivered to the Buyer true, correct and complete summaries of all: (i) workers’ compensation claims filed against the Company; and

(ii)charges, grievances, complaints or notices of violation filed with, or otherwise made by, the Occupational Safety and Health Administration (or any comparable foreign Governmental Body) against the Company.

3.21.	Privacy and Data.

(a)The Company currently maintains (and at all times since it has held the License, has maintained) a Privacy and Data Security Program necessary to materially satisfy standards which may be imposed by applicable Privacy and Security Laws and ensure the confidentiality of Business Data and that Business Data is not disclosed contrary to the provisions of any Privacy and Security Laws or Contracts now or previously in existence, applicable to such information (collectively, “Commitments”). Without limiting the generality of the foregoing, the Company has implemented, at a minimum, such physical, electronic and procedural safeguards to:

(i) maintain the security and confidentiality of such Business Data; (ii) protect against any anticipated threats or hazards to the security or integrity of such Business Data; and (iii) protect against unauthorized access to or use of such Business Data that could result in harm or inconvenience to the Persons to whom such Business Data pertains.

(b)Except as set forth on Schedule 3.21(b), with respect to all Commitments for Business Data associated with the Company’s customers and other Persons: (i) the Company and its products and services are and since its formation have been in material compliance with the Commitments; (ii) the Company has not received written inquiries from any

Governmental Body regarding its protection, storage, use or other Business Data or its compliance with the Commitments; (iii) the Commitments have not been rejected by any applicable certification organization that has reviewed such Commitments or to which any such Commitments have been submitted; (iv) no applicable certification organization has provided written notice to the Company that such organization has found the Company or any of its products or service offerings to be out of compliance with such Commitments; (v) electronic mail distribution lists have been scrubbed prior to their use to remove email addresses associated with individuals who have opted out of receiving commercial electronic email messages; and (vi) there have been no security breaches with respect to any of the Company’s products, service offerings or related data resulting in the loss of or unauthorized access to or acquisition of Business Data.

(c)The Company is, and at all times since it has held the License has been, in material compliance with all contracts (or portions thereof) between the vendors, marketing affiliates, and other customers and business partners, that are applicable to the use and disclosure of Business Data (such contracts, “Privacy Agreements”). The Company has delivered to Buyer accurate and complete copies of all of the Privacy Agreements of the Company.

(d)Schedule 3.21(d) contains a list of the Company’s privacy policies in effect at any time since the inception of the Company that the Company has been able to locate after reasonable search and inquiry (each, a “Privacy Policy”). The Company has clearly and conspicuously presented an accurate Privacy Policy to individuals at such time that the Company collected any personally-identifying information and personal data from such individuals. The Company has notified and obtained consent from each individual with respect to any material changes to the data practices described in the Privacy Policy that was presented to such individual when the Company collected the personally-identifying information and personal data from that individual. The Company has complied with and conducted business in compliance with each applicable Privacy Policy.

(e)Except as set forth on Schedule 3.21(e), no customers, merchants, service providers or third parties with whom the Company does business have access to Business Data.

(f)To the Knowledge of the Seller Parties, no Person has made any illegal or unauthorized use of or access to Business Data that was collected by or on behalf of the Company and is or was previously in the possession or control of the Company.

(g)The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of Business Data collected and in the possession or control of the Company to Buyer, in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(h)Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated in this Agreement will result in any violation of any Commitments, any Privacy Agreements, any of the Company’s Privacy Policies currently in effect, or any Applicable Law, industry guidelines or standards pertaining to privacy.

(i)The Company has not previously been and is not currently under investigation by any Governmental Authority regarding its protection, storage, use, disclosure and transfer of Business Data. The Company is in material compliance with all applicable Privacy and Security Laws, and any regulations promulgated thereunder, and all similar state and local laws that regulate consumer reporting or trade practices, or that are otherwise applicable to the Company or its customers, merchants, and service providers with whom the Company does business.

(j)The Company does not have or maintain documented incident response, business continuity procedures and disaster recovery plans.

3.22.	Contracts; Vendors and Suppliers.

(a)All of the Contracts to which the Company is a party or is bound and which have a value in excess of $5,000 (the “Material Contracts”) are listed on Schedule 3.22. The Material Contracts are in full force and effect, and constitute legal, valid, binding and enforceable obligations against the Company and, to the Knowledge of the Seller Parties, any other parties thereto. The Company is not in breach in any material respect under any Material Contract, nor, to the Knowledge of the Seller Parties, is any other party to any such Material Contract in breach thereunder.

(b)No vendor, supplier or service provider party to a Material Contract has given the Company notice that it intends to terminate or materially alter its business relationship with the Company (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise) on its own volition or as the result of a governmental action or threatened action.

3.23.Insurance. True and complete copies of all Insurance Policies currently owned or maintained by the Company and the RE Company have been made available to the Buyer and are listed on Schedule 3.23. All premiums due to date under such Insurance Policies have been paid and will be paid through the Closing Date, no breach by the Company exists thereunder and no material term of any such policy is void or voidable. Neither the Company nor the RE Company has received any notice of cancellation with respect to any such current Insurance Policy and the Seller Parties have no Knowledge of any threatened termination of, or premium increase with respect to, any of the Insurance Policies. There are no claims that are pending under any of the Insurance Policies, and no other Person is a named or additional insured under any such Insurance Policies.

3.24.	Intellectual Property.

(a)Schedule 3.24(a) lists all Intellectual Property owned by the Company (“Company Owned Intellectual Property”) that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s current or planned business or operations, including all material unregistered trademarks. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b)The Company owns or has sufficient right to use, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. Except at set forth in Schedule 3.24(b) and without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Owned Intellectual Property. The Company is in compliance in all material respects with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

(c)Schedule 3.24(c) lists all options, licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. All such agreements are valid, binding and enforceable between the Company and the other parties thereto except as may be limited by the Enforceability Exceptions, and the Company and such other parties are in compliance in all material respects with the terms and conditions of such agreements.

(d)To the Seller Parties’ Knowledge, all Intellectual Property currently or formerly owned, licensed or used by the Company and the Company’s conduct of its business as currently and formerly conducted and currently proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. The Company has not received any written communication, and no Proceeding has been instituted, settled or threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(e)Schedule 3.24(e) lists all options, licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. All such agreements are valid, binding and enforceable between the Company and the other parties thereto except as may be limited by the Enforceability Exceptions, and the Company and such other parties are in compliance in all material respects with the terms and conditions of such agreements. To the Seller Parties’ Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

3.25.Major Suppliers. Schedule 3.25 sets forth (i) each supplier to whom the Company has paid (or committed to pay) consideration for goods or services rendered in an amount greater than or equal to $5,000 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers have ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company on Material Suppliers’ own volition or as the result of any governmental action or threatened action. There are no actual or, to the Seller Parties’ Knowledge, threatened disputes or Proceedings currently involving any Material Supplier.

3.26.Related Party Transactions. None of the Company’s or the RE Company’s directors, officers, managers, members (including the Sellers and Seller Parent) or employees, or any members of their immediate families, or any Affiliate of the foregoing has, directly or indirectly, (a) borrowed money from or loaned money to the Company or RE Company which remains unpaid or owed, (b) any interest in any assets owned or used by the Company or RE Company or (c) engaged in any other material transactions with the Company or RE Company.

3.27.Products. All products manufactured, sold, or distributed by or on behalf the Company have conformed in all material respects with Applicable Law, all applicable contractual commitments, all product specifications, and all express and implied warranties, and the Company does not have any Liability for replacement thereof or other damages in connection therewith, except to the extent such Liability or other damages would not exceed $25,000 in the aggregate. The manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the products of the Company, (i) are in material compliance with all Applicable Laws, including Applicable Laws relating to manufacturing, storage, preparation, packaging and labeling of cannabis products; and (ii) are in compliance with all internal quality management policies and procedures of the Company. All labeling used on such products has been filed or registered with and/or approved by each applicable Governmental Body that requires such filing, registration and/or approval. The Company has made available to Buyer or its advisors copies of all material documents in its possession relating to food safety inspections, investigations, reportable events, recalls, or other corrective actions. There have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or distributed by or on behalf of the Company.

3.28.Bank Accounts. Schedule 3.28 contains a true and complete list of all deposit and disbursement accounts maintained by the Company and the RE Company with any bank, brokerage house or other financial institution, including for each such account the name and address of the financial institution, the nature of the account, the account number, and the name of the account holder, the names of each Person with authority to draw on such account or to have access to such account, or to change the persons authorized to draw on the account. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Company and the RE Company for normal business purposes and no such proxy, power of attorney or other like instrument is irrevocable.

3.29.Regulatory. The Company has never been shut down for longer than one day due to regulatory non-compliance nor has the Company received any individual fines or sanctions equal to or greater than $500 from the Pennsylvania Department of Health, Office of Medical Marijuana or any other Governmental Body.

3.30.Disclosure. No representation or warranty by the Seller Parties in this Agreement and no statement contained in any certificate or other documents furnished to the Buyer pursuant to the provisions hereof contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements made herein or therein not misleading.

3.31.No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 (including the related Schedules) and any Seller Party Closing Documents, the Seller Parties have not made and do not make any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the business of the Company or RE Company furnished or made available to Buyer and its representatives, or as to the future revenue, profitability or success of the business of the Company or RE Company, or any representation or warranty arising from statute or otherwise in Applicable Law.

4.Representations and Warranties of the Buyer. Except as set forth in the Schedules to this Agreement delivered by the Buyer on the date of this Agreement and attached hereto, the Buyer represents and warrants to the Sellers as of the date hereof, and at and as of the Closing Date, as follows:

4.1.Organization And Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to conduct its business as it is now conducted.

4.2.Enforceability. This Agreement and each other agreement or instrument executed and delivered by the Buyer at the Closing (collectively, the “Buyer Closing Documents”) has been or will be by the Closing duly authorized by all requisite action on the part of the Buyer. This Agreements constitutes, and the Buyer Closing Documents will constitute as of the Closing, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

4.3.Brokers Or Finders. Neither the Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

4.4.Legal Proceedings. There is no pending or, to the knowledge of the Buyer, threatened Proceeding by or against the Buyer that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

4.5.No Violation, Consents. The execution and delivery of this Agreement and each Buyer Closing Document by the Buyer, and the performance of its obligations hereunder and thereunder does not and will not (a) violate or conflict with any provision of the organizational documents of the Buyer, (b) violate, or conflict with, or result in a material breach of any provision of, or constitute a material default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Contract to which Buyer is a party or by which Buyer is bound, or (c) violate or conflict with any Legal Requirement to which Buyer or any of its properties or assets are subject. Buyer is not required to give any notice to or obtain any Consent from any Person in connection with the Buyer’s execution and delivery of this Agreement or any of the Buyer Closing Documents, or the consummation or performance of the transactions contemplated hereby or thereby.

4.6.Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business of Company and RE Company, and the Membership Interests, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Company and RE Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in Section 3 of this Agreement (including the related Schedules), and the Seller Party Closing Documents; and (b) neither any Seller Party nor any other Person has made any representation or warranty as to Company, RE Company or the Membership Interests, except as expressly set forth in Section 3 of this Agreement (including the related Schedules), the Seller Party Closing Documents and any certificates or other documents delivered pursuant to this Agreement.

5.	Covenants and Other Agreements.

5.1.Conduct of Business by the Seller Parties. From the date hereof through the earlier of consummation of the Closing and any earlier termination of this Agreement, the Company and the RE Company shall, and the Seller Parties shall cause the Company and the RE Company to: (a) conduct its business and operations in the Ordinary Course of Business;

(b) preserve intact its existence and business organization; (c) use its commercially reasonable efforts to preserve its assets; (d) pay all applicable Taxes as such Taxes become due and payable and file all Tax Returns required to be filed by the Company and the RE Company; and

(e) maintain all licenses and Governmental Authorizations applicable to its operations and business. Notwithstanding the foregoing, the Sellers shall be permitted to sweep the cash of the Company and the RE Company at the Closing.

5.2.Access to Information. From the date hereof through the earlier of consummation of the Closing and any earlier termination of this Agreement, the Seller Parties shall, to the extent permitted by Applicable Law, give the Buyer and their Representatives access on reasonable notice during normal business hours to all properties, facilities and offices, and complete and correct copies of all books, Records and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to the Company and the RE Company as such persons may reasonably request. Such review shall be at the Buyer’ sole cost and shall be conducted in a fashion that does not unreasonably interfere with the ability of the Company and the RE Company to conduct its day-to-day operations.

5.3.Notice of Developments. During the Term of this Agreement, the Seller Parties shall promptly notify the Buyer in writing of any events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of a representation, warranty or covenant of any Seller Party in this Agreement, or which would have the effect of making any representation or warranty of any Seller Party in this Agreement untrue in any material respect, or would be reasonably likely to result in a Material Adverse Effect. Any disclosure by any Seller Party pursuant to this Section 5.3 shall not be deemed to prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant, or limit the rights of the Buyer under Section 6.3 or Section 7.

5.4.	Exclusivity. During the Term of this Agreement, each of the Seller Parties agrees, and shall cause its Representatives, not to, directly or indirectly, (i) solicit, facilitate or initiate, or encourage the submission of, proposals, inquiries or offers relating to; (ii) respond to any submissions, proposals, inquires or offers relating to; (iii) participate or engage in any negotiations or discussions with any Person relating to; (iv) otherwise cooperate in any way with or facilitate in any way (including, without limitation, by providing information) with any Person, other than the Buyer, relating to; or (v) enter into any agreement or agreement in principle in connection with, any acquisition, merger, business combination, recapitalization, consolidation, liquidation, dissolution, disposition or similar transaction involving the Company or the RE Company, or any issuance, acquisition, sale or transfer of any securities or any substantial portion of the assets of the Company or the RE Company.

5.5.	Filings; Consents.

(a)	Buyer, the Company, the RE Company and the Seller Parties will:

(i) promptly make and effect all registrations, filings and submissions required to be made or effected by them under Applicable Laws with respect to this Agreement and the transactions contemplated under this Agreement; and (ii) use commercially reasonable efforts to cause to be taken on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement, including the obtaining of all necessary consents, approvals or waivers from third parties. Each party will reasonably cooperate in efforts to obtain such consents, waivers and approvals.

(b)Prior to Closing, Buyer, the Company, the RE Company and the Seller Parties shall use commercially reasonably efforts to (i) promptly provide all information requested by any Governmental Body in connection with this Agreement or any of the other transactions contemplated by this Agreement, and (ii) promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain any clearance or approval required to be obtained from such Governmental Body in connection with the transactions contemplated by this Agreement. In connection therewith and prior to Closing, (i) Buyer (and the Seller Parties, if applicable) shall through Company cause each individual that will serve as a post-Closing board member, officer or equity owner of the Company or other person requiring Pennsylvania Department of Health approval to become affiliated with the Company (the “Post-Closing Affiliated Persons”) to submit to the Pennsylvania Department of Health all necessary information and documentation (including fingerprint forms and background check consents) to become approved as an affiliated person of the Company, and (ii) following the approval of the Post- Closing Affiliated Persons by the Pennsylvania Department of Health, the Seller Parties shall cause any individuals that are currently listed as affiliated persons of the Company, but will not serve as Post-Closing Affiliated Persons, to promptly submit to the Pennsylvania Department of Health all necessary information and documentation to remove themselves as affiliated persons of the Company. In the event that the Company or any Seller Party receives any communication from the Pennsylvania Department of Health indicating that it will be unable to approve any Post- Closing Affiliated Person, Buyer (or the Seller Parties, if applicable) shall promptly take all commercially reasonable action to disassociate from such Post-Closing Affiliated Person, and replace such Post-Closing Affiliated Person with another individual who then must obtain the approval of the Pennsylvania Department of Health to become affiliated with the Company prior to Closing.

(c)	Buyer, the Company, the RE Company and the Seller Parties shall:

(i)give the other Parties prompt notice of the commencement or threat of any investigation, action or legal proceeding by or before any Governmental Body with respect to this Agreement or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such investigation, action or legal proceeding, and (iii) promptly inform the other party of any communication to or from any Governmental Body regarding this Agreement or any of the other transactions contemplated by this Agreement.

5.6.Further Assurances. Subject to the terms and conditions hereof, each of the Parties hereto shall use commercially reasonable efforts (without further consideration being payable) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to the extent permitted under Legal Requirements to consummate and give effect to the transactions contemplated hereby.

5.7.	Tax Matters.

(a)The Buyer and Sellers will split 50/50, and shall pay when due, all sales, use, transfer, stamp or similar Taxes and fees (collectively, “Transfer Charges”) imposed with respect to the transactions contemplated hereby. The Sellers shall timely file any Tax Return or other document with respect to such Transfer Charges, and Buyer shall cooperate with respect thereto, as necessary.

(b)For federal income tax purposes, the Parties shall treat the sale of the Membership Interests of any entity that is disregarded as separate from its owner for federal income tax purposes pursuant to this Agreement as a sale and purchase by and between the applicable Parties of all of the applicable entity’s assets and an assumption by Buyer of the applicable entity’s liabilities. No Party shall take any position (whether in a Tax Return, an audit or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by applicable Legal Requirements.

(c)In the case of any transaction described in Section 5.7(b), the Purchase Price with respect to the applicable Membership Interests, as adjusted to reflect assumed liabilities and other amounts deemed paid by Buyer, shall be allocated among the assets of the applicable entity in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Attached here to as the “Preliminary Asset Allocation Schedule” is a preliminary purchase price allocation schedule setting forth the methodology for allocating the Purchase Price (plus other relevant items). Within ninety (90) days of the Closing, Buyer shall deliver to Sellers a draft purchase price allocation for Sellers’ review and comment, which allocation shall be consistent with the Preliminary Asset Allocation Schedule, and Buyer shall consider in good faith any reasonable comments proposed by Seller. Sellers shall provide Buyer with any information reasonably requested and required to complete the proposed purchase price allocation and IRS Form 8594 (or any comparable state or local tax form) and, if applicable, IRS Form 8883. No Party shall file any Tax Return (including IRS Form 8594 or IRS Form 8883, or any comparable state or local tax form) or take a position with any Governmental Authority that is inconsistent with the final purchase price allocation prepared in accordance with this Section 5.7(c), unless otherwise required by Applicable Law.

(d)For purposes of this Agreement, in the case of any taxable period that begins on or before and ends after the Closing Date, (i) the amount of all Taxes of the Company and RE Company, other than Taxes computed by reference to profits, income or sales, allocable to the portion of the taxable period ending on the Closing Date shall be equal to the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days during the taxable period on or prior to the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) the amount of any Taxes of the Company and RE Company computed by reference to profits, income or sales allocable to the portion of the taxable period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(e)The Sellers or their duly authorized agent shall, at the Sellers’ cost and expense, prepare the income Tax Returns of or that include the Company and the RE Company for any period ending on or before the Closing Date. Buyer shall prepare or cause to be prepared all other Tax Returns of or that include the Company and the RE Company required to be filed after the Closing Date. Buyer shall submit each such material Tax Return that relates to a taxable period that ends before or includes the Closing Date to the Sellers not later than sixty (60) days prior to the deadline for filing such Tax Return (taking into account applicable extensions) for Sellers’ review and comment. Sellers shall provide comments within thirty (30) days after receipt of such Tax Return, and Buyer shall consider in good faith all changes thereto reasonably requested by the Sellers.

(f)	338(h)(10) Election.

(i)If requested by Buyer, Sellers agree to make an election pursuant to Section 338(h)(10) of the Code (and of any corresponding provisions of applicable state, local and foreign Tax law) (a “338(h)(10) Election”) with respect to the purchase of the Company Membership Interests. Buyer’s determination to make a 338(h)(10) Election shall be made no later than eight (8) months after the Closing Date, and Buyer shall promptly advise Sellers of its determination.

(ii)The Seller Parties shall include or cause to be included, any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election pursuant to this Section 5.07(f) on its or the Company’s Tax Returns, as applicable, to the extent required by Applicable Law.

(iii)If the 338(h)(10) Election is made, Sellers and Buyer shall report, in connection with the determination of income, franchise or other similar Taxes, the transactions being undertaken pursuant to this Agreement in a manner consistent with the 338(h)(10) Election and this Agreement. Buyer shall be responsible for the preparation of two copies of all forms and documents required in connection with the 338(h)(10) Election (including IRS Form 8023). Buyer shall properly prepare documents and forms as may be required by the Applicable Law to complete and make the 338(h)(10) Election, and Buyer shall timely deliver two copies of such forms and documents to Sellers, no later than eight (8) months after the Closing Date. Sellers shall execute both copies no later than 10 days following receipt of such forms and timely file one copy of such forms and documents with the IRS and return the other copy to Buyer for timely filing; provided that if Sellers determine in good faith that there is an error in any such form or document, then Sellers shall promptly notify Buyer of such error and cooperate with Buyer to correct promptly any such error. If Buyer shall deliver to Sellers any such forms and documents necessary to make the 338(h)(10) Election prior to Closing, Sellers shall execute such forms and documents prior to Closing and deliver one copy to Buyer at Closing.

(iv)To the extent permitted by Applicable Law, the principles and procedures of this Section 5.07(f) shall also apply with respect to a 338(h)(10) Election under any Applicable Law. Sellers shall join with Buyer in making any election similar to the 338(h)(10) Election which is optional under any applicable state, local or foreign law, and shall cooperate and join in any election made by Buyer or the Company to effect such an election so as to treat the transactions contemplated herein as a sale of assets for state, local and foreign income Tax purposes, if so determined by Buyer.

(v)If any 338(h)(10) Election is made with respect to the Company Membership Interests, the Purchase Price (and any other amounts required to be treated as purchase price consideration for the assets of the Company under Applicable Law) shall be allocated among the assets of the Company in accordance with Section 338 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as applicable) in the manner set forth in Schedule 5.07(f). Buyer, Sellers, and their respective Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with the allocation in accordance with this Schedule 5.07(f). Sellers shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the allocation unless required to do so by Applicable Law.

(g)Amending Tax Returns for Pre-Closing Tax Periods. Buyer will not cause or permit the Company or RE Company to (i) amend or otherwise modify any Tax Return of the Company or RE Company that relates in whole or in part to any Tax period that ends on or before the Closing Date; (ii) make or change any election of the Company or RE Company that has retroactive effect to, any Tax period that ends on or before the Closing Date (other than a 338(h)(10) Election made pursuant to Section 5.7(f)); (iii) voluntarily approach any Governmental Body with respect to the Company or RE Company for any Tax period that ends on or before the Closing Date or Taxes attributable to Tax period that ends on or before the Closing Date (other than in connection with a 338(h)(10) Election made pursuant to Section 5.7(f)), or (iv) extend or waive the statute of limitations with respect to any Tax Period that ends on or before the Closing Date, in all cases without the prior consent of the Sellers.

(h)Cooperation on Tax Matters. Buyer and Sellers shall cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and execution of Tax Returns and any action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information or portions thereof that are reasonably relevant to any such Tax Return or action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or, to the extent necessary, to testify at any such proceeding. The Parties agree to retain all books and records with respect to Tax matters pertinent to pre-Closing Tax periods of the Company and RE Company until 30 days after the expiration of the statute of limitations applicable to the Tax period for which the books and records relate. Any information obtained under this Section 5.7(h) shall be kept confidential, except as otherwise may be necessary in connection with the filing of Tax Returns or in the conduct of an action with respect to Taxes. The Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party with respect to the Company or the RE Company and/or the transactions contemplated by this Agreement.

(i)Tax Contests. The Buyer and the Sellers shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or attributable to the Company or the RE Company that relate to a Tax period (or portion thereof) that ends on or before the Closing Date (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Sellers shall have joint control of the conduct of any Tax Matter relating to Taxes with respect to a Tax period ending on or before the Closing Date. The Buyer shall have control of the conduct of any Tax Matters with respect to a period that begins before and ends after the Closing Date; provided, however, that the Buyer shall keep the Sellers reasonably informed of the progress of any such Tax Matter and shall not effect any settlement or compromise of any such Tax Matter with respect to which the Sellers are liable without obtaining the Sellers’ prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

5.8.Employee Matters. It is the intention of Buyer that substantially all current employees of the Company will retain their employment following the Closing. However, subject to Buyer’s customary screening and conditions to employment, Buyer shall have the sole right to determine on any basis which current employees the Company will continue to employ immediately after Closing (the “Continuing Employees”). The Company will provide Buyer with commercially reasonable assistance in the conduct of interviewing such employees, including the distribution of applications or related materials. Buyer and the Company shall not be obligated to continue or maintain any particular benefit or component of any Employee Plan after the Closing. Notwithstanding anything to the contrary in this Section 5.8, the Parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Buyer or its Affiliates (including the Company) on the one hand and any other Person on the other, and no such other Person may rely on this Agreement as the basis for any breach of contract claim against Buyer or such Affiliates, and (ii) nothing in this Agreement shall be deemed or construed to limit Buyer’s or its Affiliates right to terminate the employment of any Continuing Employee during any period after the Closing Date. Nothing in this Agreement is intended, and it shall not be construed, to create or amend any benefit plan of Buyer or any of its Affiliates.

5.9.Release. Each Seller Party, on its behalf and, to the extent permitted by Applicable Law, on behalf of any such Person’s Affiliates, heirs, executors, successors and assigns and all Persons or entities that might allege a Claim through such Person or Person’s behalf (collectively, the “Releasor Parties”), hereby, to the extent permitted by Applicable Law, knowingly, fully, unconditionally and irrevocably acquits, exonerates and irrevocably releases

(except as provided below) Buyer, the Company, the RE Company and their respective individual, joint or mutual, past, present and future officers, directors, managers and employees (in their respective capacities as such), subsidiaries, successor and assigns thereof (collectively, the “Released Parties”), effective as of the Closing Date, from any and all claims, demands, inquiries, investigations, counterclaims, arbitrations, proceedings, actions, causes of action, orders, judgments, obligations, contracts, agreements, debts and liabilities whatsoever that such Releasor Party had, may now have, or may hereafter have, against any of the Released Parties, whether asserted or unasserted, known or unknown, contingent or noncontingent, or past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence prior to the Closing relating to the Company, the Membership Interests or any rights or interests therein, including without limitation any distributions, dividends, severance, accrued compensation (other than ordinary course compensation which has been accrued as of the Closing Date in accordance with GAAP, and in amounts consistent with the compensation accruals reflected on the Interim Financial Statements, but not yet paid), deferred compensation, purchase options, call options, redemption rights, conversion rights, rights of first refusal, tag-along rights, preemptive rights or similar rights under the Company’s governing documents, any consulting agreements, or under any other instrument, agreement or other contract to which the Company and such Releasor Party is or was a party (the “Applicable Claims”). Notwithstanding the foregoing, nothing in this Section

5.9 will be deemed to constitute a release by any Person of any right of such Person under this Agreement or any related transaction documents. Each Seller Party, and any other Person claiming through the Seller Parties, will forever refrain and forbear from commencing, instituting or prosecuting any suit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against any Released Party based on any Applicable Claim.

5.10.	Intentionally Omitted.

5.11.	Restrictive Covenants.

(a)Non-Competition. Each Seller Party agrees that during the two (2) year period following the Closing Date (the “Restricted Period”), it shall not (and it shall cause its affiliates not to), directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any other Person: (i) engage in the ownership, operation, management or control of any cannabis businesses (or any portion thereof) (the “Restricted Business”) within the Territory; or (ii) otherwise obtain any interest in, advise, consult, lend money to, guarantee the debts or obligations of, perform services for, or otherwise participate in the ownership, management, or control of any Person engaged in the Restricted Business (or any portion thereof) within the Territory . In addition, each Seller Party agrees that, for the duration of the Restricted Period, it shall not (and it shall cause its affiliates not to), directly or indirectly, attempt, or assist any third party in attempting, to cause any adverse interference with the business relationship between the Company, Buyer or any of their Affiliates and any of their respective suppliers, vendors, customers, independent contractors, consultants or other business relation thereof in the Territory; provided, that, it will not be deemed a breach of this Section if, following a Significant Transaction, any of the customers of the Company, Buyer or any of their Affiliates become customers of a Seller Party, or any of its Affiliates, provided that such Seller Party, or any of its Affiliates, does not directly solicit such customers.

(b)No Solicitation of Employees. Each Seller Party agrees that, for the duration of the Restricted Period, it shall not (and it shall cause its Affiliates not to), directly or indirectly, (i) solicit, request or induce any employee of any Company, Buyer or any of their Affiliates to terminate his or her employment or enter the employ of any other Person or in any way interfere with the relationship between the Company, Buyer or any of its Affiliates, on the one hand, and any employee of the Company or Buyer or any of its Affiliates on the other hand or

(ii)hire any person who was an employee of the Company or the Business at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid any disputes under this Section 5.11 that any such hiring is in violation of clause (i) above); provided, however, that general advertisements with respect to a position that are not directed to employees of the Company, Buyer or any of their Affiliates will not violate this Section 5.11(b).

(c)Confidential or Proprietary Information. From and at all times following the Closing, each Seller Party shall, and shall cause their respective Affiliates and Representatives to: (i) hold in confidence any and all Confidential Information (as defined below) whether written or oral, (ii) not disclose any Confidential Information to any Person whatsoever, other than to the Company, the RE Company, Buyer or any of their Affiliates or their respective Representatives, or (iii) sell or use any Confidential Information in any manner whatsoever for the direct or indirect benefit of any Person other than Buyer, the Company, the RE Company or their Affiliates. For purposes of this Agreement, “Confidential Information” means the confidential or proprietary business information that is unique and specific to the Company or the RE Company, the Business or the Buyer and its Affiliates or their business, whether or not marked as such, including any business plans, technology, plans, blueprints, drawings, models, designs, templates, processes, formulae, computer programs, customer lists, supplier lists, pricing data, financial data, Trade Secrets, operations manuals, standard operating procedures, or other information identified or otherwise treated as confidential or proprietary business information, including the terms and existence of this Agreement and the related transaction documents and the consummation of the transactions contemplated by this Agreement and the related transaction documents; provided, however, that Confidential Information does not include such information that is used by the Company or RE Company which is also used in the operation of the Seller Parties’ other businesses. If any Person restricted by this Section 5.11(c) is compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, the Seller Parties shall promptly notify Buyer in writing, and shall cause the applicable party to disclose only that portion of such information which it is advised by its counsel in writing is legally required to be disclosed, provided each such Seller Party, as applicable, shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(d)Non-Disparagement. During the Restricted Period, each Seller Party shall not, and shall cause their respective Affiliates and Representatives not to, make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, and that disparages, or is intended to harm the reputation or business of the Company, the RE Company, the Buyer or any of their Affiliates, its Affiliates, or any of their respective employees, officers, directors or stockholders. During the Restricted Period, Buyer agrees to use its commercially reasonable efforts to cause its Affiliates and Representatives not to make, and to use commercially reasonable efforts to cause other personnel not to make, or cause any other Person to make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, and that disparages, or is intended to harm the reputation or businesses of any Seller Party. Notwithstanding the foregoing, nothing in this Agreement shall preclude any Party from responding publicly to incorrect statements, from testifying truthfully in any judicial or administrative proceeding, disclosing any information or acting in compliance with Applicable Laws or regulations or making statements or allegations in legal filings that are based on such Party’s reasonable belief and are not made in bad faith.

(e)Acknowledgment; Separate Covenants; Enforcement. Each Seller Party acknowledges that (i) it will receive significant consideration in connection with the Closing of the transactions contemplated by this Agreement, (ii) Buyer has a legitimate business interest in protecting the customer relationships, goodwill, trade secrets and other Confidential Information of its, the Company’s and the RE Company’s businesses, (iii) they are agreeing to and making the covenants contained in this Section 5.11, among other things, to induce Buyer to engage in and consummate the transactions contemplated by this Agreement, and (iv) the consideration received by them, directly or indirectly, pursuant to this Agreement constitutes good, valuable, adequate and sufficient consideration for such covenants and each Seller Party’s obligations hereunder. The Seller Parties agree that each of the covenants and agreements set forth in this Section 5.11 is and shall be deemed and construed as a separate and independent covenant and agreement. If any such covenant or agreement or any part thereof is held invalid, void or unenforceable by any court of competent jurisdiction as to a Seller Party, then (x) the covenant or agreement shall be modified to the least extent necessary to make it valid and enforceable, and (y) such invalidity, voidness or unenforceability will in no way render invalid, void or unenforceable any other part of this Agreement. The Seller Parties acknowledge and agree that the restrictions contained herein are reasonable and necessary to protect Buyer’s legitimate business interest and, if violated, would cause Buyer irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, each Seller Party agrees that if any portion of this Section 5.11 is breached, then Buyer may at its election in any court of competent jurisdiction, and in addition to any other remedy available to it, obtain specific performance of such provision or enjoin any Seller Party from engaging in the activities proscribed by this Section 5.11, in each case without any requirement to post a bond for such purpose. Notwithstanding anything set forth in this Agreement, after the Closing, Buyer and its Affiliates are expressly permitted to disclose the existence of this Section 5.11 or any obligation set forth in this Section 5.11 to any Person with whom a Seller Party conducts business or proposes to conduct business in a manner that may violate this Section 5.11.

(f)If any Seller Party or any of its Affiliates breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 5.11, Buyer, the Company and RE Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Company, the RE Company or their Affiliates at law or in equity, the right and remedy to have the covenants set forth in this Section 5.11 specifically enforced by any court of competent jurisdiction (without the need for a posting of a bond), it being agreed that any such action would cause irreparable injury to the Buyer, and that money damages would not provide an adequate remedy to the Buyer.

5.12.	Post-Closing Attorney-Client Issues.

(a)Seller Parties’ Post-Closing Use of SEAL. Each party to this Agreement acknowledges that (i) the Seller Parties, Company and RE Company have retained Saul Ewing Arnstein & Lehr, LLP (“SEAL”), to act as their counsel in connection with the transactions contemplated by this Agreement, (ii) SEAL has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement, and (iii) no Person other than the Seller Parties, Company and RE Company has the status of a SEAL client for conflict of interest or any other purpose as a result thereof. Buyer (1) waives and will not assert, and will cause each of its Affiliates (including, after Closing, Company and RE Company) to waive and not assert, any conflict of interest relating to SEAL’s representation after the Closing of any Seller Party, Company or RE Company in any matter involving the transactions contemplated by this Agreement (including any litigation, arbitration, mediation, or other proceeding), and (2) consents to, and will cause each of its Affiliates (including, after the Closing, Company and RE Company) to consent to, any such representation, even though in each case (x) the interests of the Seller Parties may be directly adverse to Buyer, Company or RE Company, or (y) SEAL may have represented Company or RE Company in a substantially related matter.

(b)Buyer’s Non-Access to Company’s and RE Company’s Legal Records. Buyer agrees that, after the Closing, neither Company, RE Company, Buyer nor any of their Affiliates will have any right to access or control any of SEAL’s records relating to or affecting the transactions contemplated hereby, which will be the property of (and be controlled by) the Seller Parties. In addition, Buyer agrees that it would be impractical to remove all Attorney Client Communications (as defined below), from the records (including e-mails and other electronic files) of Company and RE Company. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after Closing, Company and RE Company) not to, use any Attorney- Client Communication remaining in the records of Company or RE Company after Closing in a manner that may be adverse to any Seller Party. For purposes of this Section 5.12, “Attorney- Client Communication” means any communications occurring on or prior to Closing between SEAL on the one hand and Company, RE Company or any Seller Party on the other hand that in any way relates to the transactions contemplated hereby, including any representation, warranty, or covenant of any party under this Agreement or related agreement.

(c)Seller Parties’ Retention of Attorney-Client Privilege with Respect to Sell-Side Acquisition Legal Representation. Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after Closing, Company and RE Company), that from and after Closing

(a) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller Parties and will not pass to or be claimed by Buyer, Company or RE Company, and (b) the Seller Parties will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary proceeding, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Affiliates (including, after Closing, Company and RE Company) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a Seller Party, or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a Seller Party. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after Closing, Company and RE Company), that in the event of a dispute between any Seller Party on the one hand and Company or RE Company on the other hand arising out of or relating to any matter in which SEAL jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to such Seller Party any information or documents developed or shared during the course of SEAL’s joint representation.

5.13.Public Announcements. Unless otherwise required by Applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.	Conditions to Closing; Termination.

6.1.Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the purchase of the Membership Interests at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, any or all of which the Buyer may waive in writing, at their sole and absolute discretion:

(a)Representations and Warranties. Each of the representations and warranties made by the Seller Parties in this Agreement shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)Covenants. The Seller Parties shall have duly performed in all material respects all of the covenants, acts and undertakings required to be performed by them prior to the Closing under this Agreement.

(c)No MAE. There shall have been no Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d)No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted before any Governmental Body to enjoin, restrain, prohibit, or obtain damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

(e)Consents and Notices. All consents, approvals and waivers of any Person necessary or desirable to the consummation of the Closing and the transactions contemplated hereunder shall have been obtained and all notices to any Person necessary or desirable to the consummation of the Closing and the transactions contemplated hereunder shall have been delivered including, without limitation, those listed on Schedule 6.1(e). A copy of each such consent, approval, waiver or notice shall have been provided to the Buyer and all such consents, approvals, waivers and notices shall be in a form reasonably acceptable to the Buyer.

(f)Regulatory Approval. Without limiting the foregoing, all consents, approvals and waivers of any Governmental Body necessary in order to permit consummation of the Closing and the transactions contemplated hereunder shall have been obtained, and all notices to any Governmental Body necessary in order to permit consummation of the Closing and the transactions contemplated hereunder shall have been delivered including, without limitation, approval by the Pennsylvania Department of Health of (a) the affiliation of the Buyer associated persons listed on Schedule 6.1(f) with the Company and (b) the withdrawal of affiliation of those persons affiliated with the Company who will not remain affiliated with the Company after the Closing. A copy of each such consent, approval, waiver or notice shall have been provided to the Buyer and all such consents, approvals, waivers and notices shall be in a form reasonably acceptable to the Buyer.

(g)Seller Parties Closing Deliveries. The Seller Parties shall have delivered to the Buyer the following:

(i)Officer’s Certificate. A certificate from an executive officer of the Company, dated as of the Closing Date, certifying that attached thereto are true and correct copies of the Company’s certificate of formation and any amendments thereto to date, as well as the resolutions duly adopted by the members and/or managers of the Company authorizing the Company’s execution, delivery and performance of this Agreement.

(ii)Good Standing Certificate. A certificate of good standing for: (i) the Company issued by the Secretary of the State of the Commonwealth of Pennsylvania and (ii) the RE Company issued by the Secretary of the State of the State Delaware, each dated within ten (10) business days prior to the Closing Date.

(iii)Compliance Certificate. A certificate from an executive officer of each of the Seller Parties, dated as of the Closing Date, certifying compliance with Sections 6.1(a), 6.1(b) and 6.1(c) in a form reasonably acceptable to the Buyer.

(iv)Resignation Letters. Letters of resignation from each manager, managing member and officer of the Company and RE Company, in form and substance reasonably acceptable to the Buyer, effective as of the Closing.

(v)Assignment of Membership Interests. An assignment by the Sellers to Buyer assigning the Membership Interests to Buyer on the Closing Date.

(vi)Withholding Certificates; FIRPTA. A completed and duly executed IRS Form W-9 from each Seller, or a certificate from each Seller and/or a certificate and notice from the Company or the RE Company (as applicable), in a form reasonably acceptable to the Buyer and in accordance with the Code, in each case dated as of the Closing Date and certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(vii)Debt and Encumbrances. Evidence, reasonably satisfactory to the Buyer, that all Company Debt and all RE Company Debt has been repaid, discharged or otherwise satisfied at or prior to the Closing and that all Encumbrances relating to the assets of the Company and the RE Company shall have been released in full and Sellers shall have delivered to Buyers written evidence, in form satisfactory to Buyers in its sole discretion, of the release of such Encumbrances.

(viii)Wilkes Barre Property Mortgage Release. Evidence, reasonably satisfactory to the Buyer, that certain Open-End Mortgage, Assignment, Security Agreement and Fixture Filing dated August 20, 2019 by RE Company in favor of LI Lending, LLC affecting the Wilkes Barre Property and recorded in the Recorder of Deeds Office of Luzerne County, Pennsylvania as Instrument Number 201946742 in Deed Book 3019, Page 153900 shall have been satisfied, released or discharged at or prior to the Closing.

(ix)Payoff Letters. Payoff letters duly executed by each applicable lender and other creditor of the Company and the RE Company necessary to obtain title to the Membership Interests and the assets of the Company and RE Company free and clear of all Encumbrances, and a schedule of all the Indebtedness of the Company and the RE Company as of the Closing Date;

(x)Transition Services Agreement. Mission Partners USA, LLC (an Affiliate of Seller and Seller Parent) shall have delivered a duly executed transition services agreement in form and substance reasonably satisfactory to Buyer (the “Transition Services Agreement”) and Mission Partners IP, LLC shall have delivered a duly executed Trademark License Agreement in form and substance reasonably satisfactory to Buyer (the “Trademark License Agreement”) and duly executed by Mission Partners IP, LLC.

(xi)Other Agreements. All other agreements, certificates, instruments, or documents reasonably requested by the Buyer in order to fully consummate the transactions contemplated hereby and to carry out the purposes and intent of this Agreement.

6.2.Conditions Precedent to Obligations of the Sellers. The obligation of the Sellers to consummate sale of the Membership Interests at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, any or all of which the Sellers may waive in writing, at their sole and absolute discretion:

(a)Representations and Warranties. Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)Covenants of Buyer. The Buyer shall have duly performed in all material respects all of the covenants, acts and undertakings required to be performed by it prior to the Closing.

(c)No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

(d)Closing Deliveries. Buyer will have delivered duly executed copies of each of the Transition Services Agreement and Trademark License Agreement.

6.3.Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a)The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)If the Buyer is not then in material breach under this Agreement, the Buyer may terminate this Agreement by giving written notice to the Seller Parties at any time prior to the Closing in the event any of the Seller Parties has materially breached any of their respective representations, warranties, or covenants contained in this Agreement, provided that Buyer has notified the Seller Parties of the breach and the breach has continued without cure for a period of ten (10) business days after the notice of breach, or upon the occurrence of a Material Adverse Effect.

(c)If the Seller Parties are not then in material breach under this Agreement, the Seller Parties may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has materially breached any of its representations, warranties, or covenants contained in this Agreement, provided that the Seller Parties have notified the Buyer of the breach and the breach has continued without cure for a period of ten (10) business days after the notice of breach.

(d)The Buyer or the Seller Parties may terminate this Agreement in the event that (i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (ii) any Governmental Body shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable or (iii) the Pennsylvania Department of Health does not approve (a) the affiliation of the Buyer associated persons listed on Schedule 6.1(f) with Company and (b) the withdrawal of affiliation of those persons affiliated with the Company who will not remain affiliated with the Company.

(e)Either the Buyer or the Seller Parties may terminate this Agreement if the Closing does not occur on or before June 30, 2020.

6.4.Effect of Termination. If this Agreement is terminated prior to the Closing for any reason, all rights and obligations of the Parties hereunder shall terminate without any

Liability of any Party to any other Party except for provisions set forth in Sections 5.4, this Section

6.4 and Section 8. No termination of this Agreement shall relieve any Party of liability for its intentional breach or violation of this Agreement.

7.	Indemnification.

7.1.Sellers’ Obligation to Indemnify. Each Seller Party (the “Seller Indemnifying Parties”), jointly and severally, shall defend, indemnify and hold harmless the Buyer, its Affiliates and their respective Representatives and successors and permitted assigns (collectively, the Buyer Indemnified Parties”), from and against any and all actions, suits, proceedings, claims, demands, debts, liabilities, obligations, losses, diminution in value, damages, costs and expenses (collectively “Adverse Consequences”), arising out of, or in connection with, or caused by, directly or indirectly, any or all of the following:

(a)any misrepresentation or breach of any representation or warranty made by the Seller Parties in this Agreement or in any certificate or schedule delivered by the Seller Parties pursuant hereto,

(b)any breach by the Seller Parties to satisfy or perform any covenant, restriction or agreement applicable to the Seller Parties contained in this Agreement or in any certificate or schedule delivered pursuant hereto,

(c)any Liability for (A) Taxes of the Company or the RE Company that are attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date (determined in accordance with Section 5.7(d)), (B) the portion of Transfer Charges for which Sellers are responsible pursuant to Section 5.7(a) and (C) Taxes of any Person imposed on the Company or the RE Company as a transferee or successor, by Contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing;

(d)	any Proceedings disclosed or required to be disclosed on Schedule

3.7;

(e)	any Debt of the Company or Transaction Cost, to the extent not deducted from the Purchase Price pursuant to Section 2.5(a);

(f)any claim that the Closing Report does not reflect the proper allocation and distribution of the Purchase Price; and

(g)any costs of enforcing this Agreement and all actions, suits, proceedings, claims and demands incident to the foregoing or such indemnification.

7.2.Buyer’s Obligation to Indemnify. Buyer shall defend, indemnify and hold harmless the Seller Parties, their Affiliates and their respective Representatives and successors and permitted assigns (collectively, the Seller Indemnified Parties”), from and against any and all Adverse Consequences arising out of, or in connection with, or caused by, directly or indirectly, any or all of the following:

(a)any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement or in any certificate or schedule delivered by the Buyer pursuant hereto;

(b)any breach by the Buyer to satisfy or perform any covenant, restriction or agreement applicable to the Buyer contained in this Agreement or in any certificate or schedule delivered pursuant hereto;

(c)any (i) Taxes of the Company or RE Company that are attributable to taxable periods (or portions thereof) beginning after the Closing Date, and (B) the portion of Transfer Charges for which the Buyer is responsible pursuant to Section 5.7(a); and

(d)any costs of enforcing this Agreement and all actions, suits, proceedings, claims and demands incident to the foregoing or such indemnification.

7.3.	Indemnification Procedures.

(a)The party or parties seeking indemnification hereunder (each, an “Indemnified Party”) shall give the party or parties from whom indemnification is sought or to be sought (each, an “Indemnifying Party”) prompt written notice of any Adverse Consequences suffered by, affecting or otherwise directed at it. If an indemnification claim involves a claim by a third party (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing, which notice shall include in reasonable detail a description of the Third Party Claim and copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practical of such Adverse Consequences, that has been or may be sustained by the Indemnified Party.

(b)The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) calendar days of its intention to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may compromise, defend such Third Party Claim and seek indemnification for any and all Adverse Consequences based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c)So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d)Direct Claims. Any action by an Indemnified Party on account of Adverse Consequences which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Adverse Consequences that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.4.Survival. The representations and warranties made by the Seller Parties and the Buyer herein or in any certificate or schedule delivered pursuant hereto or thereto on the Closing Date, shall survive the Closing and continue in full force and effect for a period of eighteen

(18) months from and after the Closing Date; provided, however, the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.9, 4.1 and 4.2 shall survive indefinitely, and the representations and warranties set forth in Sections 3.8 and 3.18 shall survive until sixty (60) days after expiration of all applicable statutory limitation periods (collectively, such representations in this proviso, the “Fundamental Representations”). Upon expiration of the representation and warranty limitation periods set forth herein, such representations and warranties shall cease to be of any further force or effect. No such expiration shall affect the rights of a Party hereto in respect of a claim made by such Party in writing received by another Party prior to the expiration of any such period until finally resolved.

7.5.Satisfaction of Losses. Once Adverse Consequences are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 7, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

7.6.Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

7.7.	Limitation on Liability.

(a)The aggregate amount of all Adverse Consequences for which the Seller Indemnifying Parties shall be liable pursuant to Section 7.1(a) shall not exceed the sum of: 50% of the Purchase Price (such sum, the “Cap”); provided, however, that the Cap shall not apply to any Adverse Consequences arising from any claims based on a breach of a Fundamental Representations, or any claim based on the fraud or intentional misrepresentation of any Seller Party. Notwithstanding the foregoing, the Seller Parties will not have any liability under this Agreement in excess of the total amount of the Purchase Price, except with respect to any claim based on: (i) the fraud or intentional misrepresentation of any Seller Party; (ii) any misrepresentation or breach of any representation or warranty made by the Seller Parties in Sections 3.8(g) and 3.18 or (iii) Section 7.1(c).

(b)The aggregate amount of all Adverse Consequences for which Buyer shall be liable pursuant to Section 7.2(a) shall not exceed the Cap; provided, however, that the Cap shall not apply to any Adverse Consequences arising from any claims based on a breach of a Fundamental Representations, or any claim based on the fraud or intentional misrepresentation of the Buyer. Notwithstanding the foregoing, the Buyer will not have any liability under this Agreement in excess of the total amount of the Purchase Price, except with respect to any claim based on the fraud or intentional misrepresentation of the Buyer.

(c)The Seller Parties shall have no liability in respect of their indemnification obligations under Section 7.1(a), and there shall be no claim for indemnification asserted by Buyer pursuant to Section 7.1(a), until the aggregate amount of Adverse Consequences exceeds 0.5% of the Purchase Price (the “Deductible”). Once the aggregate amount of Adverse Consequences exceeds the Deductible, the Seller Parties shall be jointly and severally liable for all such Adverse Consequences, subject to the limitation set forth in Section 7.7(a). The Deductible shall not apply to any Adverse Consequences arising from any claims based on a breach of a Fundamental Representation, or any claim based on the fraud or intentional misrepresentation of any Seller Party.

(d)Adverse Consequences will be calculated net of actual recoveries under insurance policies. Each Indemnified Party recognizes that it has a common law obligation to mitigate the Losses for which it is entitled to seek indemnification under this Section 7.

(e)No party shall be liable to any other party for (a) punitive or exemplary damages (b) any loss of profits arising out of or resulting from an anticipated, expected, projected or actual increase in profits after the Closing as compared to the historical profits of the Company before the Closing; and (c) losses that are not, as of the date of this Agreement, the probable and reasonably foreseeable result of (i) an inaccuracy or breach by the Seller Parties of their representations and warranties under this Agreement or (ii) the other matters giving rise to a claim for indemnification under this Agreement, except in each case to the extent that any such damages or losses are required to be paid to a third party pursuant to a third party claim.

(f)Except in the case of fraud, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 7. Nothing in this Section 7.7(f) shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 5.11.

8.	Miscellaneous.

8.1.Expenses. Each Party shall pay all of the costs and expenses (including, without limitation, legal fees and expenses) incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith) and in consummating the transactions contemplated hereby.

8.2.Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Parties at the addresses as set forth on the signature pages hereto, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 8.2.

8.3.Entire Understanding; Amendments. This Agreement, together with the exhibits and schedules hereto, and the other documents, certificates, agreements and other instruments delivered in connection with the transactions contemplated hereby, states the entire understanding among the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof. This Agreement shall not be amended or modified except in a written document signed by all Parties.

8.4.Parties in Interest; Assignment; No Waivers; No Third Party Rights. This Agreement shall bind, benefit, and be enforceable by the Parties hereto and their respective successors, legal representatives and assigns, heirs, executors, administrators and personal representatives. No Party hereto may assign this Agreement or its obligations hereunder without the prior written consent of all other Parties hereto. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement of such waiver is sought. No failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy. Except as may be expressly set forth in this Agreement, nothing herein will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

8.5.Further Assurances. At any time and from time to time after the Closing Date, at the request of a Party and without further consideration, the other Parties shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as such Party may reasonably request, in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

8.6.Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, and the Parties agree that this Agreement shall be reformed to replace such unenforceable provisions with a valid and enforceable provision that comes as close as possible to expressing the intent of the unenforceable provision.

8.7.Counterparts; Electronic Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.8.	Governing Law; Exclusive Jurisdiction.

(a)This Agreement and the respective rights and obligations of the Parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware without regard to choice of law principles.

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE CHANCERY COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH

PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

8.9.Specific Enforcement; Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding the limitations in Section 7.7(f), it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

8.10.	Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any “Applicable Law” or “Legal Requirement” means such Applicable Law or Legal Requirement, as the case may be, as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law or Legal Requirement means that provision of such Applicable Law or Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (i) references to articles, sections, schedules and exhibits means articles and sections of, and schedules and exhibits attached to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

* * * *

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date set forth above.

COMPANY:

MISSION PENNSYLVANIA II, LLC

By:Mission Mercury, LLC, its Manager

By: /s/ Andrew Thut

Name: AndrewThut

Title: Member

By: /s/ Kris Krane

Name: Kris Krane

Title: Member

Address: 5060 N. 40th Street, Ste 120

Phoenix, AZ 85018

E-mail: legal@4frontventures.com

[Signature Page to Membership Interest Purchase Agreement]

RE COMPANY:

326 BEAR CREEK COMMONS LLC

By: Linchpin Investors, LLC, its Member

By:4Front Holdings, LLC, its Member

By:/s/ Joshua N. Rosen

Name: Joshua N. Rosen

Title:Executive Chairman

Address: 5060 N. 40th Street, Suite 120

Phoenix, AZ 85018

E-mail: legal@4frontventures.com

[Signature Page to Membership Interest Purchase Agreement]

SELLER PARENT:

4FRONT VENTURES CORP.

By: /s/ Joshua N. Rosen

Name: Joshua N. Rosen

Title:Executive Chairman

Address: 5060 N. 40th Street, Suite 120

Phoenix, AZ 85018

E-mail: legal@4frontventures.com

[Signature Page to Membership Interest Purchase Agreement]

SELLERS:

MISSION MERCURY, LLC

By: /s/ Andrew Thut

Name: AndrewThut

Title: Member

By: /s/ Andrew Thut

Name: KrisKrane

Title: Membe

Address: 5060 N. 40th Street, Suite 120

Phoenix, AZ 85018

E-mail: legal@4frontventures.com

[Signature Page to Membership Interest Purchase Agreement]

PL PENNSYLVANIA DISPENSARY, LLC

By:Mission Mercury, LLC, its Member

By: /s/ Andrew Thut

Name: Andrew Thut

Title: Member

By: /s/ Kris Krane

Name: Kris Krane

Title: Member

Address: 5060 N. 40th Street, Suite 120

Phoenix, AZ 85018

E-mail: legal@4frontventures.com

[Signature Page to Membership Interest Purchase Agreement]

LINCHPIN INVESTORS, LLC

By: 4Front Holdings, LLC, its Member

By: /s/ Joshua N. Rosen

Name: Joshua N. Rosen

Title: Manager

Address: 5060 N. 40th Street, Suite 120

Phoenix, AZ 85018

E-mail: legal@4frontventures.com

[Signature Page to Membership Interest Purchase Agreement]

BUYER:

MLH NE PENNSYLVANIA, LLC

By: /s/ David Clapper

Name: David Clapper

Title: Chief Financial Officer and Treasurer

Address: 308 E. Lancaster Avenue, Suite 300, Wynnewood, PA, 19096

E-mail: david.clapper@EthosCannabis.com

Signature Page to Membership Interest Purchase Agreement (PA)

EXHIBIT A

DEFINITIONS

For purposes of the Agreement, the following terms and variations thereof have the meanings specified or referred to in this Exhibit A:

“Adverse Consequences” shall have the meaning set forth in Section 7.1.

“Affiliate” of a specified Person means each other Person who directly or indirectly controls, is controlled by, or is under common control with the specified Person.

“Agreement” shall have the meaning set forth in the preamble to this Agreement. “Allocation Schedule” shall have the meaning set forth in Section 2.2. “Applicable Claims” shall have the meaning set forth in Section 5.9.

“Applicable Law” means all applicable provisions of any constitution, statute, common law, ordinance, code, rule, regulation, regulatory bulletin or guidance, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted or issued by any Governmental Body or arbitrator or arbitration panel (other than any federal law, rule, or regulation that that prohibits the cultivation, processing, sale or possession of cannabis).

“Assignment” shall have the meaning set forth in Section 2.4.

“Business” means the assets, liabilities and business operations of the Company. “Business Data” means all business information and all personally-identifying information and personal data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required by Applicable Law to close.

“Buyer” shall have the meaning set forth in the preamble to this Agreement. “Buyer Closing Documents” shall have the meaning set forth in Section 4.2. “Buyer Indemnified Parties” shall have the meaning set forth in Section 7.1. “Closing” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 2.6.

“Closing Date Payment” shall have the meaning set forth in Section 2.5(a). “Closing Report” shall have the meaning set forth in Section 2.5(a). “Closing Statement” shall have the meaning set forth in Section 2.5(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended. “Commitments” shall have the meaning set forth in Section 3.21(a). “Company” shall have the meaning set forth in the preamble to this Agreement. “Company Contracts” shall have the meaning set forth in Section 3.22(a).

“Company Intellectual Property” means all Company Owned Intellectual Property, all Licensed Intellectual Property and all Intellectual Property otherwise used in or necessary for the Company’s current or planned business or operations.

“Company Membership Interests” shall have the meaning set forth in the Recitals. “Company Owned Intellectual Property” shall have the meaning set forth in Section

3.24(a).

“Company Permits” shall have the meaning set forth in Section 3.8(b). “Company Real Property” shall have the meaning set forth in Section 3.12(b). “Condominium Documents” shall have the meaning set forth in Section3.12(e). “Confidential Information” shall have the meaning set forth in Section 5.11(c).

“Consent” means any approval, consent, ratification, waiver or other authorization. “Continuing Employees” shall have the meaning set forth in Section 5.8.

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral).

“Current Assets” means the current assets of the Company arising in the ordinary course in accordance with GAAP and in a manner calculated on Schedule 2.5(a), including accounts receivable and Inventory and excluding cash and cash equivalents.

“Current Liabilities” means the current liabilities of the Company arising in the ordinary course and accrued in accordance with GAAP and in a manner calculated on Schedule 2.5(a).

“Debt” means (a) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations, (b) any balance deferred and unpaid of the purchase price of any property, (c) all indebtedness of others secured by an Encumbrance on any asset of such Person,

(d) all obligations under capital leases in respect of which such Person is liable as obligor, guarantor or otherwise (e) all obligations associated with hedging or similar arrangements, (f) all obligations in respect of letters of credit or bankers’ acceptances, in each case, to the extent drawn or funded, (g) all obligations in respect of deferred rent, (h) unfunded, or under-funded retirement or severance obligations; (i) unpaid annual bonuses relating to any fiscal year prior to the 2020 fiscal year, and obligations arising from deferred compensation arrangements, plus the employer’s share of Taxes attributable to the payment of the amounts referred to in this clause, (j) any Related Party Liabilities, (k) to the extent not otherwise included by clauses (a) through (i), any guaranty by such Person of any indebtedness of any Person; and (k) all principal, interest, fees, prepayment premiums or charges and other amounts payable by such Person in connection with such indebtedness.

“Direct Claim” shall have the meaning set forth in Section 7.3(d). “Dispute Notice” shall have the meaning set forth in Section 2.5(c). “Disputed Items” shall have the meaning set forth in Section 2.5(c). “Employee Plans” shall have the meaning set forth in Section 3.19(c).

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage deed of trust, right of way, easement, encroachment, servitude, right of first option, right of first or last negotiation or refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership; other than (i) liens for Taxes not yet due and payable, (ii) zoning laws, and (iii) utility easements and other of-record easements that will not impair or prohibit the use of the Company Real Property as a retail dispensary for cannabis and cannabis-related products.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.2. “Environmental Laws” shall mean any Legal Requirement issued, promulgated or entered into by or with any Governmental Body relating to pollution, the environment, natural resources, exposure of any Person to Hazardous Substances or the protection of human health or endangered or threatened species, or the actual or threatened Releases, discharges or emissions into the environment or within structures.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any United States Department of Labor regulations thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 3.19(f).

“Escrow Agent” means Western Alliance Bank.

“Escrow Agreement” means that certain Escrow Agreement by and among the Buyer, the Sellers and the Escrow Agent dated as of the date of this Agreement.

“Escrow Amount” shall have the meaning set forth in Section 2.3.

“Estimated Adjustment Amount” shall have the meaning set forth in Section 2.5(a). “Estimated Closing Date Payment” shall have the meaning set forth in Section 2.5(a). “Estimated Net Working Capital” shall have the meaning set forth in Section 2.5(a). “Final Adjustment Amount” shall have the meaning set forth in Section 2.5(d). “Final Closing Date Payment” shall have the meaning set forth in Section 2.5(b). “Final Closing Statement” shall have the meaning set forth in Section 2.5(b). “Financial Statements” shall have the meaning set forth in Section 3.15. “Fundamental Representation” shall have the meaning set forth in Section 7.4.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authorization” means any Consent, license, registration, approval, non- objection, exemption, notification, franchise, certificate, authorization, bond or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi- governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Substance” shall have the meaning set forth in Section 3.8(g). “Improvements” shall have the meaning set forth in Section 3.12(d). “Indemnified Party” shall have the meaning set forth in Section 7.3(a). “Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

“Intellectual Property” means any and all patents, patent applications, registered and unregistered trademarks, trademark applications and registered and unregistered service marks; domain names; original works of authorship and related copyrights; trade secrets, whether or not patentable; designs and inventions and related patents; and similar intangible property in which any Person holds proprietary rights, title, interests or protections, however arising, pursuant to the laws of any jurisdiction throughout the world, all applications, registrations, renewals, issues, reissues, extensions, divisions and continuations in connection with any of the foregoing and the goodwill connected with the use of and symbolized by any of the foregoing; and licenses in, to and under any of the foregoing.

“Intellectual Property Registrations” shall have the meaning set forth in Section 3.24(a). “Interim Balance Sheet” shall have the meaning set forth in Section 3.15.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 3.15. “Inventory” shall have the meaning set forth in Section 3.14.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Judgment” means any order, writ, injunction, citation, award, decree, ruling, assessment or other judgment of any Governmental Body or arbitrator.

“Knowledge” means the actual knowledge of Joe Feltham, Karl Chowscano, Jake Wooten and Tanner Phillips and the knowledge each such individual would have acquired after reasonable inquiry of the subject matter being represented.

“Leased Real Property” shall have the meaning set forth in Section 3.12(b).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, guideline, standard, regulatory bulletin, order, Governmental Authorization, statute or treaty.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” means any license, certificate, approval, authorization or permit issued by any state, municipal or local governmental agency, authority or entity authorizing the holder of such license to engage in cannabis-related operations and activities, and any host community agreement or similar agreement entered into with a municipality in connection with cannabis-related operations and activities.

“Licensed Provider” means any Person who is required to have a License under Applicable Law or regulation to provide any cannabis or cannabis-related services for which the Company has hired or engaged with such Person.

“Licensed Intellectual Property” means Intellectual Property in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, that is materially adverse to the business, assets, liabilities, financial condition, prospects or results of operations of the Company and the RE Company taken as a whole; provided that none of the following shall be deemed to constitute and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development or effect (whether short-term or long- term) arising from or relating to (1) general business or economic conditions, including such conditions related to the Business, (2) national or international political or social conditions, including the engagement by the United State in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (3) national or international emergency resulting from a pandemic or similar naturally occurring disease or event, (4) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (5) changes in U.S. generally accepted accounting principles, (6) changes in laws, rules, regulations, orders or other binding directives issued by any governmental entity, or

(7) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, except in connection with obtaining any third party consents or regulatory approvals pursuant to Section 6.1(e) and Section 6.1(f); provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (1) through (4) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and the RE Company compared to other participants in the industries in which the Company and the RE Company operates.

“Material Suppliers” shall have the meaning set forth in Section 3.25. “Membership Interests” shall have the meaning set forth in the Recitals.

“Mission Mercury” shall have the meaning set forth in the preamble to this Agreement.

“Net Working Capital” means, without giving effect to the transactions contemplated by this Agreement (a) the sum of the Current Assets minus (b) the sum of Current Liabilities, in each case, as of the close of business on the day prior to the Closing Date and calculated in accordance with the methodologies, policies and procedures used in calculating the sample calculation of Net Working Capital as set forth on Schedule 2.5(a). For purposes of clarification, Inventory will have a value equal to its cost.

“Neutral Accountant” means a nationally or regionally recognized independent accounting firm mutually acceptable to the Buyer and the Seller Parties.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with the past practices of the Company or taken in the ordinary course of the normal, day-to-day operations of the Company.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements, servitudes and other interests and rights appurtenant thereto, owned by the Company or RE Company.

“Party” or “Parties” shall have the meaning set forth in the preamble to this Agreement. “PCBs” shall have the meaning set forth in Section 3.8(g).

“Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, cooperative, trust, estate, Governmental Body, administrative agency, regulatory authority, or other entity of any nature whatsoever.

“Post-Closing Affiliated Persons” shall have the meaning set forth in Section 5.5(b).

“Privacy Agreements” shall have the meaning set forth in Section 3.21(c).

“Privacy and Data Security Program” means the Company’s technological, technical, physical, administrative, organizational and procedural safeguards, including, without limitation, policies, procedures, guidelines, practices, standards, controls, hardware, software and firmware, the function or purpose of which is, in whole or part, to (a) protect the confidentiality, integrity or availability of Business Data, (b) prevent the unauthorized use or unauthorized access to Business Data; (c) prevent the loss, theft or damage of Business Data; (d) prevent a breach, damage or malicious infection of Company systems or (e) comply with Privacy and Security Laws.

“Privacy and Security Laws” means all international, country-specific, national, federal, state, European Union, and United States state and federal laws and regulations, guidelines, rules, policies, and all standards, guidelines, rules, policies and regulations and procedures, and codes of practice issued by any Governmental Authority, as amended or replaced, applicable to the Company, which relate to the security, confidentiality, protection, privacy or secrecy of Business Data, applicable to the Company pertaining to the security, confidentiality, protection, privacy or secrecy of Business Data.

“Privacy Policy” shall have the meaning set forth in Section 3.21(d).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proportionate Share” means, with respect to each Seller, an amount equal to the percentage set forth next to such Seller’s name in the Allocation Schedule.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“RE Company” shall have the meaning set forth in the preamble to this Agreement. “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form. “Released Parties” shall have the meaning set forth in Section 5.9. “Releasor Parties” shall have the meaning set forth in Section 5.9.

“RE Membership Interests” shall have the meaning set forth in the Recitals

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“RE Seller” shall have the meaning set forth in the preamble to this Agreement. “Restricted Business” shall have the meaning set forth in Section 5.11(a). “Restricted Period” shall have the meaning set forth in Section 5.11(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2. “Seller Indemnifying Parties” shall have the meaning set forth in Section 7.1. “Seller Parent” shall have the meaning set forth in the preamble to this Agreement.

“Seller Party” or “Seller Parties” shall have the meaning set forth in the preamble to this Agreement.

“Seller Party Closing Documents” shall have the meaning set forth in Section 3.2. “Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Significant Transaction” means any transaction, whether structured as a merger, sale of assets, sale or equity, or similar transaction with a third party, in which (i) a 50% or greater interest in a Seller Party’s (or any of its Affiliates’) business is acquired by such third party, or (ii) a Seller

Party or any of its Affiliates acquires a fifty percent (50%) or greater interest in such third party’s business; provided, however, that (i) such third party must do business in more than one state in the United States and (ii) less than fifty percent (50%) of the fair market value of such third party is attributable to such third party’s business operations in the Commonwealth of Pennsylvania.

“Tangible Personal Property” shall mean all furniture, fixtures, leasehold improvements, production equipment, office equipment, accessories, parts, supplies, materials, vehicles, computer hardware, data processing equipment and other equipment owned by the Company and all other tangible personal property of every kind owned or leased by the Company and all related warranties and similar rights.

“Target Net Working Capital” means $0.

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including, without limitation, any federal, state, local or foreign income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, ad valorem, profits, occupancy, general property, real property, personal property, intangible property, transfer, stamp, premium, custom, duty, environmental, fuel, excise, license, lease, service, service use, recapture, parking, employment, occupation, severance, payroll, withholding, unemployment compensation, social security, retirement, imputed underpayment or other tax, fiscal levy or charge of any nature; (b) any federal, state, local or foreign organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee or charge of any nature imposed by a Governmental Body or other authority; or (c) any deficiency, interest, penalty or addition imposed with respect to any of the foregoing and any obligations under any agreements or arrangements with any other Person with respect to such amounts, and including any liability for taxes of a predecessor entity and any obligation to indemnify or otherwise assume or succeed to any liability for taxes of any other Person.

“Tax Return” means (a) all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents filed or required to be filed or submitted to any Governmental Body or any Person with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax, and (b) TD F 90-22.1 (and its successor form, FinCEN Form 114), including any amendment thereto.

“Term” means the period from the date of this Agreement through the consummation of the Closing or earlier termination of this Agreement pursuant to its terms.

“Territory” means the Commonwealth of Pennsylvania; provided, that upon and following the closing of a Significant Transaction, for the Seller Party (or its Affiliate) that is party to the Significant Transaction and its subsidiaries, “Territory” shall mean a 3-mile radius around each of the Company’s then current store locations in Allentown and Wilkes Barre in the Commonwealth of Pennsylvania.

“Third Party Claim” shall have the meaning set forth in Section 7.3(a). “Transfer Charges” shall have the meaning set forth in Section 5.7(a).

“Treasury Regulation” means a final, temporary or proposed regulation issued by the United States Department of the Treasury and/or the IRS under the Code.

“Transaction Cost” means all out-of-pocket fees, costs and expenses incurred or otherwise payable by the Company, the RE Company or any Seller Party in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, whether incurred prior to, on or after the date hereof, including (i) unpaid fees and expenses of attorneys, accountants, investment bankers and other advisors, (ii) change-of-control, retention, success fee, severance, bonus, unit appreciation, phantom equity or profit participation payments or similar obligations, including, without limitation, any change of control payments, bonuses, severance, termination or retention obligations or similar amounts (including amounts that are, or may become, payable to employees who have the right to terminate their employment) that are owed by the Company as of the Closing or that will be triggered, in part or in whole, either automatically or with the passage of time, in connection with the consummation of the transactions contemplated by this Agreement, including, in each case, the employer’s share of Taxes attributable to any of the items referred to in this clause (ii), and (iii) any costs, fees or other expenses incurred in connection with obtaining any consent or terminating any Contract.

“WARN Acts” shall have the meaning set forth in Section 3.20(e). “Wilkes Barre Property” shall have the meaning set forth in Section 3.6

EXHIBIT B ALLOCATION SCHEDULE

Name of Seller	Membership Interest in Company	Membership Interest in RE Company	Proportionate Share
Mission Mercury LLC	65.83%	0%	91.3%
PL Pennsylvania Dispensary, LLC	34.17%	0%	0%
Linchpin Investors, LLC	0%	100%	8.7%